UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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SEAWORLD ENTERTAINMENT, INC.

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9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

April 25, 2018

Dear Fellow Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) to be held on Wednesday, June 13, 2018 at 11:00 a.m., Eastern Daylight Time. For your convenience, we are pleased that the Annual Meeting will be a completely virtual meeting, which will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting seaworld.onlineshareholdermeeting.com.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about April 25, 2018 to our stockholders of record at the close of business on April 17, 2018. The notice contains instructions on how to access our Proxy Statement and 2017 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your continued support of SeaWorld Entertainment, Inc.

Sincerely,

Yoshikazu Maruyama

Executive Chairperson of the Board of Directors

John T. Reilly

Interim Chief Executive Officer and Chief Parks

Operations Officer

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2018

Notice is hereby given that the 2018 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) will be held on Wednesday, June 13, 2018 at 11:00 a.m., Eastern Daylight Time. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting seaworld.onlineshareholdermeeting.com. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1)	To elect the five director nominees listed herein.

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

(3)	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

(4)	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on April 17, 2018, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time.

You have three options for submitting your vote before the Annual Meeting:

•	Internet, through computer or mobile device such as a tablet or smartphone;

•	Telephone; or

•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting via the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Wednesday, June 13, 2018: The Proxy Statement and 2017 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2017, are available at www.proxyvote.com.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor

Corporate Secretary

April 25, 2018

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2018

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you via the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of SeaWorld Entertainment, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 13, 2018 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares via the Internet in accordance with the instructions at seaworld.onlineshareholdermeeting.com.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the five director nominees listed in this Proxy Statement (the “Nominee Proposal”).

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018 (the “Ratification Proposal”).

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers (the “Say-on-Pay Proposal”).

Who is entitled to vote?

Stockholders as of the close of business on April 17, 2018 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 88,548,991 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, each of the Nominee Proposal and Say-on-Pay Proposal are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.

How many votes are required to approve each proposal?

With respect to the election of the Nominee Proposal, each director is elected at the Annual Meeting by the vote of the majority of the votes cast with respect to such director’s election, which means that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election. If any incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, our bylaws require that such person offer to tender his or her resignation to the Board and that the Nominating and Corporate Governance Committee make a recommendation to the Board on whether to accept or reject such resignation or whether other action should be taken.

With respect to the Ratification Proposal and the Say-on-Pay Proposal, approval of each proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

While the Say-on-Pay Proposal is advisory in nature and non-binding, the Board will review the voting results and expects to take it into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the Nominee Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have no effect on the outcome of the Nominee Proposal.

With respect to the Ratification Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Ratification Proposal.

With respect to the Say-on-Pay Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Say-on-Pay Proposal. Broker non-votes will have no effect on the outcome of the Say-on-Pay Proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the Ratification Proposal.

•	“FOR” the Say-on-Pay Proposal.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at seaworld.onlineshareholdermeeting.com. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at seaworld.onlineshareholdermeeting.com;

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at seaworld.onlineshareholdermeeting.com on the day of the Annual Meeting;

•	Webcast starts at 11:00 a.m. Eastern Daylight Time;

•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet;

•	You will need your 16-Digit Control Number to enter the Annual Meeting; and

•	Webcast replay of the Annual Meeting will be available until June 13, 2019.

Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?

We are implementing the online meeting format for the Annual Meeting to enable full and equal participation by all our stockholders from any place in the world at little to no cost. We believe that holding the Annual Meeting online provides the opportunity for participation by a broader group of stockholders while reducing environmental impacts and the costs associated with planning, holding and arranging logistics for in-person meeting proceedings.

We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:

•	providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;

•	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and

•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•	By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on June 12, 2018 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 12, 2018.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819 prior to your shares being voted, or by attending the Annual Meeting via the Internet and voting. Attendance at the meeting via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting via the Internet and voting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

At our 2016 Annual Meeting, our stockholders adopted an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to phase in the declassification of our Board commencing with the 2017 Annual Meeting of Stockholders. Under our Certificate of Incorporation, as so amended, the directors elected at the 2017 Annual Meeting were elected for one-year terms, and beginning with the 2019 Annual Meeting of Stockholders, the entire Board will be elected on an annual basis.

On May 8, 2017, in connection with the closing of the Sale (as defined below), Peter F. Wallace notified the Board of Directors that he would resign from the Board, effective immediately after the Company’s 2017 Annual Meeting. On June 14, 2017, following the 2017 Annual Meeting and pursuant to the Stockholders Agreement described below under “Transactions with Related Persons,” in connection with the acquisition by an affiliate of Zhonghong Zhuoye Group Co., Ltd. (“ZHG Group”), Sun Wise (UK) Co., Ltd (“ZHG”), of approximately 21% of the outstanding shares of common stock of the Company (the “Sale”) from certain funds affiliated with The Blackstone Group L.P. (“Blackstone”), the Company increased the size of the Board of Directors from 10 directors to 11 directors and appointed two ZHG director designees to the Board of Directors, Yoshikazu Maruyama and Yongli Wang, for initial terms expiring in 2018 and 2019, respectively. Mr. Maruyama was appointed to a newly-created directorship and Mr. Wang was appointed to the directorship vacated by Mr. Wallace.

On September 7, 2017, each of David F. D’Alessandro, Judith A. McHale and Ellen O. Tauscher notified the Board of Directors of their respective decisions to resign from their positions as members of the Board, effective as of October 9, 2017.

On September 12, 2017, the Board elected Mr. Maruyama to serve as its Chairperson and Donald C. Robinson to serve as its independent Lead Director, in each case, effective October 9, 2017.

On November 5, 2017, pursuant to the cooperation agreement between the Company and Hill Path Capital LP (“Hill Path”) described below under “Transactions with Related Persons,” the Company agreed to decrease the size of the Board from eleven directors to nine directors and to fill the remaining vacancy on the Board by appointing a Hill Path designee, Scott I. Ross, to the Board of Directors for an initial term expiring at the 2018 Annual Meeting.

On February 26, 2018, Joel K. Manby resigned as a member of the Board of Directors, Mr. Maruyama was appointed to serve as interim Executive Chairman of the Board and the Company decreased the size of the Board from nine directors to eight directors. Accordingly, our Board of Directors currently consists of eight directors.

The full Board of Directors has considered and nominated the following slate of nominees for a one-year term expiring in 2019: Ronald Bension, William Gray, Yoshikazu Maruyama, Thomas E. Moloney and Scott I. Ross. Action will be taken at the Annual Meeting for the election of these five nominees. Our directors whose terms continue beyond the Annual Meeting include Donald C. Robinson, Deborah M. Thomas and Yongli Wang, whose terms expire at the Annual Meeting of Stockholders in 2019.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Ronald Bension, William Gray, Yoshikazu Maruyama, Thomas E. Moloney and Scott I. Ross. If any of these five nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2018

The following information describes the offices held, other business directorships and the term of each director nominee. In addition, each of our director nominees maintains a significant ownership interest in the Company in accordance with our stock ownership policy for directors, which is described below under “Director Compensation for Fiscal 2017—Stock Ownership Guidelines.” Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Name	Age	Principal Occupation and Other Information
Ronald Bension Committees Audit Nominating and Corporate Governance Revenue	63	Ronald Bension has been a director of the Company since April 2016. Mr. Bension has been the President of House of Blues Entertainment, LLC at Live Nation Entertainment, Inc. since November 2010. Prior to that, he served as Chief Executive Officer of TicketsNow.com, Inc. from January 2010 to November 2010. During his more than 40-year career, he has led several major recreation, entertainment and e-commerce companies to financial and strategic success. Mr. Bension served as Chairman and Chief Executive Officer of Universal Studios Recreation Group, a unit of Universal Studios, from 1990 to 1996. He also served as the Chief Executive Officer of Sportnet at Wasserman Media Group, LLC from February 2008 to June 2009, Chief Executive Officer of Tickets.com, Inc. from December 2001 to May 2006 and Chief Executive Officer of GameWorks, LLC from 1999 to 2001. Mr. Bension received a Bachelor of Science in Criminal Justice from California State University, Los Angeles.

William Gray Committees Compensation Nominating and Corporate Governance Revenue	66	William Gray has been a director of the Company since December 2014. He currently serves as co-founder and director of Hulls Highway, Inc., a consulting firm. Mr. Gray has also been a Senior Advisor to The Blackstone Group L.P. since 2010. Mr. Gray served as Co-Chief Executive Officer of Ogilvy North America of Ogilvy & Mather Inc. from 2005 to 2009. Mr. Gray served as the President of Ogilvy & Mather Inc. from 1997 to 2005. Mr. Gray also served as Managing Director of Ogilvy Advertising New York from 1994 to 1996 and held other positions of increasing responsibility from the time he joined Ogilvy & Mather, Inc. as an Assistant Account Executive in 1978. Mr. Gray currently serves on the board of directors of HealthMarkets, Inc. and served on the board of Harleysville Group Insurance from 2007 to 2011, the board of trustees of The Century Family of Mutual Funds from 2006 to 2018 and the board of directors of Zinio Group. He has also been a trustee of the New York Public Library since 1997. Mr. Gray received an M.B.A. from the University of Virginia’s Darden School of Business and a B.A. from Harvard University.

Name	Age	Principal Occupation and Other Information

Thomas E. Moloney Committees Audit Compensation (Chair)	74	Thomas E. Moloney has been a director of the Company since January 2015. Mr. Moloney served as the interim Chief Financial Officer of MSC—Medical Services Company (“MSC”) from December 2007 to March 2008. He retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in that position since 1992. Mr. Moloney served in various other roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney also previously served as a director of MSC from 2005 to 2012. Mr. Moloney serves on the Board of Directors of Genworth Financial, Inc. (NYSE) and also serves on the boards of Nashoba Learning Group and the Boston Children’s Museum (past Chairperson), both non-profit organizations. Mr. Moloney received a B.A. in Accounting from Bentley University and holds an Executive Masters Professional Director Certification (Silver Level) from the American College of Corporate Directors Group.

Yoshikazu Maruyama Committees Revenue (Chair)	47	Yoshikazu Maruyama has served as interim Executive Chairman of the Board of Directors of the Company since February 2018. He has been a director of the Company since June 2017 and became Chairperson of the Board of Directors in October 2017. Mr. Maruyama provides select leisure advisory services to ZHG Group, a leading real estate development and diversified leisure and tourism company in Asia. Prior to that, Mr. Maruyama served as Global Head of Location Based Entertainment for DreamWorks Animation SKG, where he served from August 2010 until March 2017. From June 2004 to January 2009, he served as Chief Strategy Officer and was elected to the Board of Directors of USJ Co., Ltd, owner and operator of Universal Studios Japan theme park. Mr. Maruyama held multiple positions at Universal Parks and Resorts from June 1995 to June 2004, including Senior Vice President of International Business Development and Vice President of Strategic Planning. Mr. Maruyama took a hiatus from Universal Park & Resorts to support the startup of eToys, an online toy retailer in 1999. Mr. Maruyama also served as a Financial Analyst at J.P. Morgan & Co. from July 1992 to June 1995. Mr. Maruyama holds a Bachelor of Science degree in Operations Research from Columbia University in New York.

Name	Age	Principal Occupation and Other Information

Scott I. Ross Committees Revenue	38	Scott I. Ross has been a director of the Company since November 2017. Mr. Ross is the Managing Partner and founder of Hill Path. Prior to founding Hill Path in 2014, Mr. Ross served as a Partner at Apollo Global Management, LLC, a firm he joined in 2004, where he was responsible for leading private equity and debt investments in the lodging, leisure, entertainment, consumer and business services sectors. Mr. Ross also held various investment roles at Goldman, Sachs & Co. and Shumway Capital Partners. Mr. Ross is a director of Great Wolf Resorts, Inc. and previously served as a director of CEC Entertainment, Inc. (parent company of Chuck E. Cheese’s) and EVERTEC, Inc. Mr. Ross graduated magna cum laude from Georgetown University in 2002 with a B.A. degree in Economics and was elected to Phi Beta Kappa.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. In addition, each of our directors is expected to maintain a significant ownership interest in the Company in accordance with our stock ownership policy for directors which is described below under “Director Compensation for Fiscal 2017—Stock Ownership Guidelines.” Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Directors Whose Term Expires in 2019

Name	Age	Principal Occupation and Other Information
Donald C. Robinson Committees Nominating and Corporate Governance (Chair) Revenue	65	Donald C. Robinson has been a director of the Company since June 2016 and was appointed independent Lead Director in October 2017. Mr. Robinson currently owns a hospitality consulting firm, Potcake Holdings, LLC, which is involved in a variety of consulting roles. Prior to that, Mr. Robinson served as the President and Chief Operating Officer of All Aboard Florida, the country’s first privately owned intercity passenger rail system that will connect South Florida to Orlando, where he served from March 2012 until December 2014. From February 2006 to September 2012, he served as President of Baha Mar Ltd., a luxury resort company. Previously, Mr. Robinson served in various capacities for The Walt Disney Company from June 1972 to January 2006, including as Group Managing Director and Executive Vice President of Hong Kong Disneyland from 2001 to 2006, as Senior Vice President of Operations at Walt Disney World Operations from 1998 to 2001, as Senior Vice President/Vice President of Walt Disney World Resorts from 1995 to 1998, and as Opening General Manager of Disney’s All-Star Resorts, Walt Disney World, from 1993 to 1995. Mr. Robinson currently serves as a director of Denny’s Corporation. Mr. Robinson holds a Bachelor of Science degree in microbiology from the University of Central Florida, and completed coursework through the Master’s in Business Administration program at Rollins College.

Deborah M. Thomas Committees Audit (Chair) Compensation	54	Deborah M. Thomas has been a director of the Company since November 2013. Ms. Thomas currently serves as the Chief Financial Officer of Hasbro, Inc. Prior to her appointment in 2009 as Hasbro’s Chief Financial Officer, Ms. Thomas served as Senior Vice President and Head of Corporate Finance for Hasbro from 2007 to 2009. Ms. Thomas also served as Hasbro’s Corporate Controller and has held positions of increasing responsibility since joining Hasbro’s Finance Department in 1998. Prior to joining Hasbro, Ms. Thomas held Assurance positions at KPMG Peat Marwick, LLP from 1986 through 1998, in the United States and in the United Kingdom. Ms. Thomas holds a bachelor’s degree from Providence College, where she currently serves on the President’s Advisory Council, and is a CPA.

Name	Age	Principal Occupation and Other Information

Yongli Wang	47	Yongli Wang has been a director of the Company since June 2017. Mr. Wang currently serves as Chief Strategy Officer for ZHG Group, where he is primarily responsible for overseeing all strategic and financial planning activities, particularly with regard to major investments in the U.S. and Asia. Prior to that, Mr. Wang served as a Managing Director of Rothschild China, where he led several large cross-border merger and acquisition (“M&A”) transactions from 2015 to 2017. From 2014 to 2015, Mr. Wang served as a Vice President for Royal DSM N.V., a global health, nutrition, and materials company headquartered in the Netherlands. Previously, Mr. Wang served as a Managing Director for HSBC China, where he executed multiple scale cross-border M&A transactions and initial public offerings, from 2010 to 2014. From 2009 to 2010, Mr. Wang served as a Vice President and Head of Global Investment and M&A for Sinochem Group. Previously, Mr. Wang served in various capacities for Lanxess from 2003 to 2008, including as President and Founding CEO of Lanxess China and as Managing Director of Lanxess Hong Kong. From 1996 to 2003, Mr. Wang served as a Director and Head of Strategy for Bayer China. Mr. Wang holds a Bachelor degree in Computer Science from Fudan University and a Master’s in Business Administration from the Executive program at China Europe International Business School.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Revenue Committee.

Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our shareholders. During the course of 2015 and 2016, the Nominating and Corporate Governance Committee conducted a comprehensive review of the Company’s governance profile, current best practices in corporate governance and considered recommendations of governance experts and input from the Company’s stockholders, which resulted in proposals presented at our 2016 Annual Meeting of Stockholders to declassify our Board and adopt majority voting for director elections, both of which were approved by our stockholders.

Engagement with Shareholders

Our Board and management value the perspectives of our shareholders and work to provide our shareholders with continuous and meaningful engagement. Our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) have made outreach to our shareholders, both as a result of questions asked as well as on a proactive basis, one of their top priorities, and the Board receives that feedback directly and promptly. The Company is responsive to analysts as well.

We attend investor conferences and hold one-on-one meetings with shareholders and potential investors throughout the United States as well as overseas. In addition, we have telephonic calls with shareholders and analysts on a regular basis, review correspondence submitted by shareholders to management and/or the Board, and have discussions with proxy advisory services on the topic of implementing best practices in corporate governance.

Our Board has also proactively taken steps to continue to ensure best governance practices, refresh its membership, and deepen its relevant experience, including:

•	adding two new, highly-qualified independent directors to the Board in 2016, both with extensive theme park and entertainment experience;

•	eliminating the classified board structure, adopting a majority voting standard for uncontested director elections, and establishing compensation plans which emphasize longer term performance-based compensation and provide a more balanced scorecard of performance metrics;

•	agreeing to appoint Messrs. Maruyama, Wang and Ross, who will further enhance the Board’s expertise, to the Board, as described under “Proposal No. 1—Election of Directors;”

•	appointing Mr. Robinson to serve as the Board’s independent Lead Director to strengthen the Board’s independent oversight of management; and

•	appointing Mr. Maruyama to serve as interim Executive Chairman of the Board to serve as a resource to the Company’s interim CEO until a permanent CEO is appointed by the Board.

Consistent with our approach of proactively engaging shareholders on corporate governance issues, in October 2017, our Board launched a strategic shareholder engagement program with investors focused primarily on key governance issues. Our Board Chairman and Lead Director reached out to several of the Company’s shareholders. We have continued to build on these efforts, including through the active involvement of our Board in shareholder outreach so that the Board is able to hear shareholder perspectives on a range of topics.

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, Nominating and Corporate Governance or Revenue Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. Such communications may be done confidentially or anonymously.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com), the Board of Directors will consider all relevant facts and circumstances in making an independence determination. The Board’s policy is to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the independence guidelines, the Board will determine in its judgment whether such relationship is material.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Messrs. Bension, Gray, Moloney, Robinson, Ross and Wang and Ms. Thomas is independent under the guidelines for director independence set forth in the Corporate

Governance Guidelines and for purposes of applicable NYSE standards, including with respect to committee service. The Board had also determined that each of Mr. D’Alessandro and Mses. McHale and Tauscher, who served as directors for a portion of 2017, was independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and for purposes of applicable NYSE standards during the portion of 2017 he or she served as a director of the Company. Our Board has also determined that each member of our Audit Committee (Messrs. Bension and Moloney and Ms. Thomas) is “independent” for purposes of NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each member of our Compensation Committee (Messrs. Gray and Moloney and Ms. Thomas) is “independent” for purposes of NYSE listing standards and Section 10C(a)(3) of the Exchange Act.

Board Structure

In September 2017, the Board elected Mr. Maruyama to serve as our Non-Executive Chairman and appointed Mr. Robinson to serve as our independent Lead Director, and in February 2018, appointed Mr. Maruyama to serve as our interim Executive Chairman following the departure of Joel K. Manby, our former President and Chief Executive Officer. Our Corporate Governance Guidelines provide for the position of Lead Director whenever the Chairman of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an independent director, or the Board otherwise determines it is appropriate to elect a Lead Director. In accordance with our Corporate Governance Guidelines, the Lead Director is responsible for helping to assure appropriate oversight of Company management by the Board and optimal functioning of the Board. The independent directors elect the Lead Director from among the independent directors. A more complete description of the role of Lead Director is set forth in our Corporate Governance Guidelines.

Additionally, the Chief Executive Officer position is separate from the Chairman position. Until his departure in February 2018, Mr. Joel K. Manby served as our Chief Executive Officer while Mr. Maruyama served as our Non-Executive Chairman. Mr. John C. Reilly currently serves as our Interim Chief Executive Officer and is not a member of our Board. We expect that the individual we appoint as our Chief Executive Officer on a permanent basis will also be appointed to serve as a member of our Board and Mr. Maruyama will resume his role as Non-Executive Chairman at that time. Our Board believes that this leadership structure is appropriate for us at this time as this structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Maruyama’s attention to Board and committee matters allows Mr. Reilly to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Revenue Committee
Ronald Bension	X		X	X
William Gray		X	X	X
Yoshikazu Maruyama				X, Chair
Thomas E. Moloney	X	X, Chair
Deborah M. Thomas	X, Chair	X
Donald C. Robinson			X, Chair	X
Scott I. Ross				X
Yongli Wang

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. All of the directors then in office attended the Company’s 2017 Annual Meeting of Stockholders. During 2017, the Board held twenty meetings and acted four times by unanimous written consent. During 2017, (i) the Audit Committee held eighteen meetings; (ii) the Nominating and Corporate Governance Committee held seventeen meetings and acted once by unanimous written consent; (iii) the Compensation Committee held ten meetings and acted three times by unanimous written consent; and (iv) the Revenue Committee held five meetings. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Following an assessment of the Board’s standing committees, in April 2018, the Board eliminated its Regulatory & Governmental Affairs Committee in order to make our governance structure more efficient. Most of the responsibilities of the Regulatory & Governmental Affairs Committee were assumed by the Audit Committee given their key role in the oversight of the Company’s risk management policies and procedures, while the remainder were assumed by the full Board. The Regulatory & Governmental Affairs Committee met six times in 2017 and was responsible for (i) reviewing and discussing with management the Company’s guidelines and policies with respect to regulatory risk assessment, regulatory risk management and measures taken to address such risks; (ii) periodically, reviewing and discussing with the Company’s General Counsel and/or the Company’s Senior Corporate Affairs Officer any regulatory matter that could have a significant impact on the Company’s business; and (iii) overseeing the strategic goals, objectives, progress and direction of the Company’s governmental regulatory affairs.

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Ms. Thomas and Mr. Moloney qualify as audit committee financial experts as defined by applicable U.S. Securities and Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Ms. Thomas’ qualification based on, among other things, Ms. Thomas’ experience as the Chief Financial Officer of Hasbro, Inc. The Board reached its conclusion as to Mr. Moloney’s qualification based on, among other things, Mr. Moloney’s experience as the Chief Financial Officer of John Hancock Financial Services. During the course of 2017, our Audit Committee consisted of Messrs. Bension, Moloney and Robinson and Ms. Thomas, with Ms. Thomas serving as Chair. Mr. Robinson resigned from the Audit Committee in connection with his appointment as the Board’s Lead Director in October 2017.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•	reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

All members of the Compensation Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular. During the course of 2017, our Compensation Committee consisted of Messrs. D’Alessandro and Gray and Ms. Tauscher, and in connection with the departure of Mr. D’Alessandro and Ms. Tauscher from the Board, Mr. Moloney and Ms. Thomas were appointed to the Compensation Committee in September 2017.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•	reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and

•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis to the Board for

inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the Compensation Committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction (the “Equity Award Subcommittee”). During the course of 2017, the Equity Award Subcommittee consisted of only the director serving in the office of the Chief Executive Officer which acted twice in accordance with the Company’s Equity Award Grant Policy. See “Executive Compensation Governance Practices – Equity Award Grant Policy” below. In February 2018, the Compensation Committee expanded the membership of the Equity Award Subcommittee to consist of both (i) the Chairperson of the Compensation Committee and (ii) the director serving in the office of the Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation

During the course of 2017, our Compensation Committee consisted of Messrs. D’Alessandro and Gray and Ms. Tauscher and then Mr. Moloney and Ms. Thomas after the departure of Mr. D’Alessandro and Ms. Tauscher. None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of our Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

All members of the Nominating and Corporate Governance Committee are “independent,” consistent with our Corporate Governance Guidelines and the applicable NYSE listing standards. During the course of 2017, our Nominating and Corporate Governance Committee consisted of Mr. Gray and Mses. McHale and Tauscher, and in connection with the departure of Mses. McHale and Tauscher from the Board, Messrs. Bension and Robinson were appointed to the Nominating and Corporate Governance Committee in September 2017. The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by stockholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board and management;

•	recommending to the members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

Revenue Committee

The Revenue Committee was formed in January 2017 and, during the course of 2017, consisted of Messrs. Bension, Gray and Robinson, and in connection with the election of Mr. Maruyama as Chairman of the Board and the election of Mr. Ross to the Board, Messrs. Maruyama and Ross were appointed to the Revenue Committee in October 2017 and November 2017, respectively. The Revenue Committee met five times during 2017. The duties and responsibilities of the Revenue Committee are set forth in its charter, and include the following:

•	reviewing and providing guidance to management with respect to the Company’s short-term and long-term revenue growth strategies and the Company’s implementation of strategic decisions; and

•	periodically, reviewing and evaluating the Company’s progress in implementing its short-term and long-term strategic revenue growth plans, discussing appropriate modifications to such plans to reflect changes in market or business conditions and discussing any other strategic concerns of the Board and/or management that are consistent with the purposes of the Revenue Committee as set forth in its charter.

Special Committees

From time to time the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation. As discussed in the Company’s Form 8-K filed on March 24, 2017, the Board established a special committee of disinterested directors (the “Special Committee (ZHG Transaction)”) in connection with the Sale and the Company’s related arrangements with ZHG and its affiliates. None of the members of the Special Committee (ZHG Transaction) were affiliated with Blackstone or the ZHG Group or their respective affiliates. The Special Committee (ZHG Transaction)’s process included engaging and receiving advice from independent legal and financial advisors, holding eight meetings with its advisors, extensive negotiations with the ZHG Group and its advisors relating to its governance arrangements with the Company and review of the potential benefits, including the concept development and design agreements described below under “Transactions with Related Persons” and future collaboration opportunities with the ZHG Group and its affiliates in China and elsewhere. In connection with the U.S. Department of Justice (“DOJ”) investigation and subpoenas from the staff of the SEC, as discussed in the Company’s Form 10-K for the fiscal year ended December 31, 2017, the Board formed a Special Committee (the “Special Committee (Regulatory Investigations)”) comprised of independent directors with respect to these inquiries. The Special Committee (Regulatory Investigations) engaged counsel to advise and assist such committee regarding the DOJ and SEC inquiries. During 2017, the Special Committee (Regulatory Investigations) met seventeen times.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. Each of the other Board committees considers risks related to matters within the scope of its responsibilities as part of its regular meeting agendas, and the committee chairs report to the full Board regarding matters considered by their committees following each committee meeting. In addition, our Board receives periodic detailed operating performance reviews from management.

Compensation Committee Risk Assessment

With the assistance of W.T. Haigh & Company, Inc. (“Haigh”), the Compensation Committee’s independent compensation consultant, the Compensation Committee conducted a comprehensive compensation risk assessment. The assessment focused on the design and application of the Company’s executive and non-executive compensation programs and whether such programs encourage excessive risk taking by executive officers and other employees. Based on the outcomes of this assessment, the Compensation Committee believes, and Haigh concurs, that the Company’s compensation programs (i) do not motivate our executive officers or our nonexecutive employees to take excessive risks, (ii) are well designed to encourage behaviors aligned with the long-term interests of stockholders, and (iii) are not reasonably likely to have a material adverse effect on the Company.

Cybersecurity Risk

With respect to cybersecurity risk oversight, our Board of Directors and our Audit Committee receive periodic updates from the appropriate managers on the primary cybersecurity risks facing the Company and the measures the Company is taking to mitigate such risks. In addition to such periodic reports, our Board of Directors and our Audit Committee receive updates from management as to changes to the Company’s cybersecurity risk profile or significant newly identified risks.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. The Non-Executive Chairman or Lead Director presides at the executive sessions. The Audit, Compensation, Nominating and Corporate Governance and Revenue Committees also meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Audit, Compensation, Nominating and Corporate Governance and Revenue Committee charters and other corporate governance information are available on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819.

Code of Conduct

We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers, and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Business Conduct and Ethics may be found on our website at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Code of Business Conduct and Ethics.

As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and employees are provided with three avenues through which they can report violations or suspected violations with respect to addressing any ethical questions or concerns: a toll-free phone line, in writing, and a website. The toll-free number for the Company’s directors, officers and employees is available 24 hours a day, 7 days a week. Directors, officers and employees may also report integrity concerns via the website. Directors, officers and employees can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any director, officer or employee who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

The stockholders’ agreement described below under “Transactions with Related Persons—ZHG Stockholders’ Agreement” provides that ZHG has the right to nominate to our Board two designees for so long as ZHG owns at least 20% of the Company’s outstanding common stock. Currently, Mr. Maruyama and Mr. Wang, who were nominated by ZHG, serve on our Board of Directors. Mr. Maruyama has also been nominated for re-election this year, see “Proposal No. 1—Election of Directors.”

Additionally, the cooperation agreement described below under “Transactions with Related Persons—Hill Path Agreements” provides that Hill Path has the right to nominate to our Board one designee, who is Mr. Ross. Currently, Mr. Ross serves on our Board of Directors and has been nominated for re-election this year, see “Proposal No. 1—Election of Directors.”

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours.

•	Mr. Maruyama has financial, marketing and management expertise as well as knowledge of our industry having previously served in multiple positions at Universal Parks and Resorts and as Chief Strategy Officer of USJ Co., Ltd, owner and operator of Universal Studios Japan theme park.

•	Mr. Bension has extensive e-commerce and entertainment company expertise from his experience leading several major e-commerce, recreation and entertainment companies to financial and strategic success.

•	Mr. Gray has marketing and management expertise acquired from his former role as Co-Chief Executive Officer of Ogilvy & Mather, Inc.

•	Mr. Moloney has financial and management expertise and valuable experience gained from his position as Chief Financial Officer of John Hancock Financial Services, as well as experience as a director of other private and public companies.

•	Mr. Robinson has significant theme park and resort development experience that he gained from his various positions held at The Walt Disney Company and his experience as president of Baha Mar Ltd., Executive Vice President of Hong Kong Disneyland, and Senior Vice President of Operations at Walt Disney World Operations.

•	Mr. Ross has significant corporate finance and leisure and entertainment industry experience that he has gained from his various investment roles at Goldman, Sachs & Co, Shumway Capital Partners, Apollo Global Management, LLC and his position as a Managing Partner and founder of Hill Path, as well as having served on the boards of various public and private companies.

•	Ms. Thomas has significant financial and management expertise based on her extensive experience in leading global financial operations as the Chief Financial Officer of Hasbro, Inc.

•	Mr. Wang has financial and management experience that he has gained from his position as Chief Strategy Officer for ZHG Group, a leading real estate development and diversified leisure and tourism company in Asia, where he is primarily responsible for overseeing all strategic and financial planning activities, particularly with regard to major investments in the U.S. and Asia, and as a Managing Director of Rothschild China, where he led several large cross-border merger and acquisition transactions.

This annual director nomination process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the five incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting. With respect to Mr. Bension’s nomination, in 2015 and 2016, as a part of a governance review, the Nominating and Corporate Governance Committee conducted an extensive search for qualified director candidates. Based on the results of the search process, the Nominating and Corporate Governance Committee recommended the appointment of Mr. Bension as director to fill the vacancy created by the resignation of Mr. Jim Atchison, our former President and Chief Executive Officer, in April 2016.

The Nominating and Corporate Governance Committee regularly considers director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. All recommendations for nomination received by the Corporate Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Stockholder Proposals for the 2019 Annual Meeting”.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers. Beneficial ownership of equity securities of the executive officers is shown under “Ownership of Securities” below.

Name	Age	Principal Occupation and Other Information
John T. Reilly	49	John T. Reilly was appointed Interim Chief Executive Officer in February 2018 and has served as our Chief Parks Operations Officer since April 2016. Prior to that, Mr. Reilly served as Park President of SeaWorld San Diego from 2010 until April 2016 and Park President of Busch Gardens Williamsburg from 2008 to 2010. Mr. Reilly serves on the board of trustees of the Hubbs-SeaWorld Research Institute and holds a Bachelor of Arts degree from The College of William & Mary.

Marc G. Swanson	47	Marc G. Swanson was appointed as Chief Financial Officer and Treasurer of the Company in August 2017. Prior to that, Mr. Swanson had served as our Chief Accounting Officer since 2012 and served as interim Chief Financial Officer from June 2015 until September 2015 and as interim Chief Financial Officer and Treasurer from August 1, 2017 until his permanent appointment later that same month. Previously, he was Vice President Performance Management and Corporate Controller of SeaWorld Parks & Entertainment from 2011 to 2012, the Corporate Controller of Busch Entertainment Corporation from 2008 to 2011 and the Vice President of Finance of Sesame Place from 2004 to 2008. He is a member of the board of trustees of the Orlando Science Center. Mr. Swanson holds a bachelor’s degree in accounting from Purdue University and a master’s degree in business administration from DePaul University, and is a CPA.

G. Anthony (Tony) Taylor	53	G. Anthony (Tony) Taylor has been our Chief Legal Officer, General Counsel and Corporate Secretary since 2010. In addition, from March 2013 until November 2015, Mr. Taylor led the Company’s Corporate Affairs group, which includes Industry & Governmental Affairs, Corporate Communications, Community Affairs, Risk Management and Corporate Social Responsibility. Prior to joining the Company, Mr. Taylor held the position of Associate General Counsel of Anheuser-Busch Companies, Inc. from 2000 to 2010, and was a Principal at Blumenfeld Kaplan in St. Louis from 1993 to 2000. He holds bachelors’ degrees in political science and speech communication from the University of Missouri and a juris doctor degree from Washington University.

Name	Age	Principal Occupation and Other Information

Jack Roddy	50	Jack Roddy has been our Chief Human Resources & Culture Officer since June 2016. Prior to joining the Company, from 2012 through 2016, Mr. Roddy served as Senior Vice President, Human Resources, for Luxottica Inc.’s Americas business. From 2004 to 2012, he was with Starbucks Coffee Company, where he was Vice President, U.S. Partner Resources, and had previously served as Director of Organization Development. He has also served in a variety of senior human resources and organizational development roles for companies including 24 Hour Fitness, Johnson & Johnson, Mercer Delta Consulting, Novations Consulting Group, Accenture and Covey Leadership Center. He is a graduate of Brigham Young University (Hawaii) and has a Masters of Arts from Columbia University.

Christopher (Chris) Dold	45	Christopher (Chris) Dold has been our Chief Zoological Officer since April 2016. Prior to that, Dr. Dold served as Vice President, Veterinary Services from October 2009 until April 2016 and Senior Veterinarian at SeaWorld Orlando from October 2005 to September 2009. Prior to joining the Company, Dr. Dold was a National Academies-National Research Council Postdoctoral Clinical Fellow with the US Navy Marine Mammal Program, and completed a University of California-Davis Internship in Marine Mammal Medicine and Pathology at The Marine Mammal Center in Sausalito, California. Dr. Dold is a member of the American Veterinary Medical Association, International Association for Aquatic Animal Medicine, European Association for Aquatic Mammals, and the American Association of Zoo Veterinarians. Dr. Dold received a Bachelor of Science degree in zoology from the University of Wisconsin-Madison and his doctorate in veterinary medicine from the University of Wisconsin-Madison School of Veterinary Medicine.

Elizabeth C. Gulacsy	44	Elizabeth C. Gulacsy was appointed Chief Accounting Officer of the Company in August 2017. Prior to that, Ms. Gulacsy served as Corporate Vice President, Financial Reporting since 2016 and Director, Financial Reporting from 2013 to 2016. Prior to joining the Company, from 2011 to 2013, Ms. Gulacsy served as Chief Accounting Officer and Corporate Controller for Cross Country Healthcare, Inc., from 2006 to 2011 she served as their Director of Corporate Accounting and from 2002 to 2006 as their Assistant Controller. Prior to that time, Ms. Gulacsy was an Audit Manager for Ernst & Young LLP. Ms. Gulacsy is a member of the Board of Directors for the SeaWorld & Busch Gardens Conservation Fund. Ms. Gulacsy holds a bachelor’s degree and master’s degree in accounting from the University of Florida and is a CPA.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2018.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte  & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our financial statements for 2017 and 2016 and fees billed for other services rendered for those periods:

	2017	2016
Audit fees(1)	$2,051,744	$1,522,068
Audit-related fees(2)	113,000	163,000

Total:	$2,164,744	$1,685,068

(1)	Includes the aggregate fees in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements, internal controls over financial reporting and the review of interim financial statements included in SEC filings.
(2)	Includes fees billed for assurance and related services performed by Deloitte & Touche LLP that are primarily related to review of draft filings and audits of the SeaWorld and Busch Gardens Conservation Fund and the benefit plan of the Company.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm prior to each engagement.

Each year, the Audit Committee approves an annual budget for such audit and permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized Deloitte & Touche LLP’s commencement of work on such permitted services within that budget, although the Chair of the Audit Committee may pre-approve any such audit and permitted non-audit services that exceed the initial budget. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 28 to 65. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 28 to 65, as well as the discussion regarding the Compensation Committee on pages 15 to 16.

In particular, stockholders should note the following:

•	A significant portion of named executive officers’ total compensation is tied to the achievement of the Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•	In keeping with our robust pay for performance philosophy and linking realized pay to meeting our aggressive performance targets, there have been no merit-based salary increases for our NEOs since 2013, however the Compensation Committee approved an increase in Marc Swanson’s annual base salary in connection with his promotion to Chief Financial Officer and Treasurer in August 2017. In addition, we have not paid a cash bonus under our annual incentive plan since 2013 or earned shares under our performance-based long-term incentive plans for the 2015–2017 and 2016–2018 performance cycles with the exception of a partial earn-out of LTIP performance shares related to the 2015 performance year (63% of total target shares earned).

•	Long-term equity incentive grants, which constitute a key component of executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase shareholder value.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, and for auditing our internal control over financial reporting and expressing an opinion on the effectiveness of our internal control over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Deborah M. Thomas, Chair

Ronald Bension

Thomas E. Moloney

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement relating to our 2018 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors:

Thomas Moloney, Chair

William Gray

Deborah M. Thomas

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process and the 2017 compensation of our named executive officers (NEOs). In addition, the following report includes a summary of important changes in our 2018 compensation program which are designed to strengthen the performance orientation of our rewards and to better support stockholder interests. For 2017, our named executive officers were:

Joel K. Manby	Former Director, President & Chief Executive Officer
Marc Swanson	Chief Financial Officer
Peter J. Crage	Former Chief Financial Officer
Jack Roddy	Chief Human Resources & Culture Officer
George Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary
Denise Godreau	Former Chief Marketing Officer

Executive Summary

2017 Business Highlights

Adjusted EBITDA	Our 2017 Adjusted EBITDA of $300.8 million was below our target for the year. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense, depreciation and amortization, as further adjusted to exclude certain unusual, non-cash, and other items permitted in calculating covenant compliance under the credit agreement, dated as of December 1, 2009, as the same may be amended, restated, supplemented or modified from time to time governing the Company’s senior secured credit facilities (the “Senior Secured Credit Facilities”). Adjusted EBITDA as defined in the Senior Secured Credit Facilities is consistent with our reported Adjusted EBITDA. For a reconciliation of Adjusted EBITDA to Net Loss, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see “—Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Indebtedness—Adjusted EBITDA” in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Total Revenues	We generated total revenues for fiscal year 2017 of $1.26 billion which was below our target for the 2017 Bonus Plan.

Leadership Changes

•	Mr. Manby stepped down from his position as President and Chief Executive Officer of the Company and from any office at any affiliated entity of the Company and resigned as a member of the Board effective February 26, 2018. On February 25, 2018, the Board appointed John T. Reilly, the Company’s Chief Parks Operations Officer, to serve as Interim Chief Executive Officer, effective February 26, 2018. Mr. Reilly is expected to serve until the Company completes a search and appoints a permanent Chief Executive Officer. In connection with Mr. Reilly’s appointment as Interim Chief Executive Officer, the Board approved the compensation for him described under “—Compensation Actions in Connection with Leadership Changes” below. In connection with Mr. Manby’s departure and his delivery of a general release of claims, Mr. Manby received severance benefits described in his employment agreement. See “Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Mr. Manby.”

•	On July 26, 2017, Mr. Crage gave notice of his resignation as Chief Financial Officer and Treasurer of the Company and as an officer and/or director of the Company’s subsidiaries, effective as of August 1, 2017. On July 31, 2017, the Board appointed Mr. Swanson to serve as interim Chief Financial Officer and interim Treasurer and effective August 7, 2017, the Board promoted Mr. Swanson to Chief Financial Officer and Treasurer on a permanent basis. Mr. Crage remained as an employee of the Company through mid-August 2017, to assist with the transition of the Chief Financial Officer and Treasurer roles to Mr. Swanson. In connection with his promotion, the Compensation Committee approved the compensation arrangement for Mr. Swanson described under “—Compensation Actions in Connection with Leadership Changes” below.

•	As a result of changes to our marketing and sales function, Ms. Godreau left her position as Chief Marketing Officer, effective March 26, 2018. In connection with Ms. Godreau’s departure and her delivery of a general release of claims, Ms. Godreau received severance benefits described in the offer letter we entered into with her in January 2017. See “Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Ms. Godreau.”

NEO Compensation Actions for 2017

•	No merit salary increases in 2016, 2017 or 2018.

•	No annual bonuses earned for 2017 performance, in line with our pay-for-performance philosophy.

•	No performance share awards earned for 2017 performance under 2015–2017 and 2016–2018 performance cycles, in line with our pay-for-performance philosophy.

Our Total Compensation Program Checklist

Our Compensation Programs Include:

+    Performance-based variable compensation. Over 80% of CEO compensation and over 70% of other NEO compensation is based on performance or stock price variable.

+    Emphasis on equity compensation to align our interests with those of our stockholders (approximately

      74% of CEO pay and 60% of other NEO pay is stock-based).

+    Reasonable termination and change in control provisions including double trigger equity vesting and no tax gross-ups for Section 280G excise tax.

+    Share ownership guidelines that require owning a significant amount of company stock.

+    No repricing of underwater stock options.

+    Programs that do not encourage excessive risk.

+    Prohibition on hedging and limitations on pledging company stock.

+    Limited use of perquisites.

2017 Say-On-Pay Vote and Stockholder Outreach

At our annual meeting of stockholders in June 2017, we held our annual vote on an advisory resolution to approve the compensation of our named executive officers (“say-on-pay”). The compensation of our named executive officers reported in our 2017 proxy statement was approved by less than 50% of the votes cast, which was not satisfactory to us or our Board. In an effort to increase our stockholder approval percentage at the Annual Meeting, our Board of Directors carefully considered the results of this say-on-pay vote and took the following actions with respect to our executive compensation program:

•	Met with Stockholders. Consistent with our broad direct stockholder outreach over the past several years, since our 2017 annual meeting of stockholders, in addition to our outreach by our executives and our Investor Relations department to investors, we have engaged in primarily governance focused outreach activities and discussions with several of the Company’s stockholders. The compensation-related feedback is reviewed by our Compensation Committee. We have made a number of compensation changes in response to past discussions with our stockholders and have implemented the compensation best practices discussed below.

•	Reconstituted the Compensation Committee. In September 2017, in connection with the resignation of David F. D’Alessandro and Ellen O. Tauscher, we reconstituted the Compensation Committee, appointing Deborah M. Thomas and Thomas E. Moloney to serve as members of the committee along with William Gray, with Mr. Moloney serving as the chair.

•	Analyzed and made changes to our Compensation Programs and Practices. In early 2018, the Compensation Committee, with input from its independent compensation consultant, W.T. Haigh & Company, Inc. (“Haigh”), as well as Board members, conducted a comprehensive review of our compensation programs and practices and made changes outlined below.

Key Changes to Our Executive Compensation Program in 2018

Following the meetings and review described above, we made changes to our compensation program in 2018 to more closely align the compensation of our NEOs with the interests of our stockholders and the success of the Company. We:

•	Increased emphasis on performance-based compensation by shifting weighting of performance-vesting equity awards from 50% under the 2017 Long-Term Incentive Plan to 67% under the 2018 Long-Term Incentive Plan and extended this performance weighting throughout the organization to all Long-Term Incentive Plan participants;

•	Aligned long-term equity incentive compensation more closely with the Company’s performance goals by making the Adjusted EBITDA performance target the achievement of the Company’s fiscal 2020 Adjusted EBITDA target, with incentive for early achievement of such target in fiscal 2018 and/or 2019; and

•	Added an individual goal component to our annual incentive awards, replaced the Adjusted EBITDA Margin metric with a Free Cash Flow metric, which measures our ability to generate cash in excess of our capital expenditures, and individually tailored the weightings of the performance metrics to more closely reinforce the roles of our NEOs with the Company.

The changes to our long-term and annual incentive awards are discussed in more detail on pages 41 to 42.

Our Total Rewards Philosophy

Key Rewards Principles:

We believe we must provide total rewards that will attract, retain and motivate an outstanding executive team to achieve our challenging business goals and create value for our stockholders. To accomplish this, our compensation program is designed to support the following key reward principles:

Performance-Driven Pay	Our total compensation program is designed to encourage high performance, recognize future potential for growth and motivate the achievement of challenging performance objectives. We design our program to strike an appropriate balance between short-term and longer-term performance.

Competitive Compensation Opportunities	We strive to ensure the total value of our compensation package is fully competitive within our industry consistent with our performance. Variable compensation elements including annual bonus and equity awards are intended to deliver our competitive target when we achieve our goals. Value delivered above or below this targeted amount is entirely dependent on our performance.

Reasonable Cost Consistent With Our Performance	Our goal is to establish plans which are affordable and consistent with our performance versus our annual business goals and fundamentally aligned with our longer-term business strategy.

Elements of 2017 Compensation

Our compensation program is made up of the following three direct compensation elements:

Compensation Element	Purpose
Base Salary

•  Fixed cash compensation that is reviewed annually and adjusted as appropriate based on individual performance and company affordability.

•  Attracts and retains executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

Annual Incentives

•  Variable compensation paid in a combination of cash and performance-vesting restricted stock based on performance versus pre-established annual goals.

•  Designed to motivate and reward the achievement of a balanced scorecard of our annual performance, which for 2017 was based on Adjusted EBITDA (50%), Total Revenue (30%) and Adjusted EBITDA Margin (20%).

Long-Term Equity Incentives

•  Variable compensation payable in the form of time-vesting restricted stock and performance-vesting restricted stock granted in 2017.

•  Intended to align executives’ interests with the interests of our stockholders through equity-based compensation with performance-based and time-based vesting features.

•  Promote the long-term retention of our executives and key management personnel.

•  For 2017, we granted our NEOs an equal mix of time-vesting restricted stock to promote retention and performance-vesting restricted stock based on our Adjusted EBITDA, Total Revenue and Return on Invested Capital (“ROIC”) performance to focus management on creating stockholder value.

•  To address the lack of retention value of outstanding equity awards held by the Company’s executives, we determined that it was appropriate to grant the time-vesting restricted stock portion of the 2018 annual equity award opportunity in the first quarter of Fiscal 2017 to the NEOs (the “Early 2018 Grants”).

Our 2017 Mix of Target Compensation

Our compensation is structured to ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that directly and indirectly influence stockholder value. For 2017, our fixed compensation versus targeted variable compensation was structured as follows for our CEO and other named executive officers:

We also believe our executive compensation should be structured to appropriately balance cash compensation with equity-based compensation. For 2017, our target annual cash versus long-term equity-based compensation was structured as follows for our CEO and other named executive officers:

For 2017, the following was the targeted mix of compensation for base salary, annual incentives and long-term equity incentives:

Pay-For-Performance—Total Compensation Opportunity Versus Realized Compensation

Our programs are designed to reward our named executive officers with fully competitive compensation when we achieve our short- and longer-term goals. When we fail to meet our performance goals, actual total pay will be below each executive’s target total compensation opportunity. When we meet or exceed our short- and longer-term performance goals, actual total pay may be at or significantly above each executive’s target total compensation opportunity. The following chart illustrates this concept by comparing 2016 and 2017 target total compensation opportunity versus actual realized pay in each of 2016 and 2017*:

*	Chart based on the target total compensation opportunity versus actual realized pay in each of 2016 and 2017 for Mr. Manby, our Former President & CEO (“Former CEO”) and Mr. Taylor, our Chief Legal Officer and General Counsel (“CLO & GC”) who were the only two NEOs who served for the full fiscal year in each of 2016 and 2017.Target total compensation opportunity equals the sum of base salary, target annual incentives and target performance- and time-based equity awards (2017 excludes “Early 2018” restricted stock grant). Realized compensation equals the sum of base salary, actual annual incentives earned for 2016 performance ($0) and 2017 performance ($0) and the value of equity awards vested during each of 2016 and 2017.

Compensation Determination Process

Role of the Compensation Committee, Management and Consultant

The Compensation Committee of our Board of Directors is responsible for making all executive compensation decisions. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and other executive officers. At the beginning of each performance cycle, the Compensation Committee approves financial goals designed to align executive pay with company performance and stockholder interests, provide competitive pay opportunities dependent on company performance, retain talent, create optimal stockholder value and mitigate material risk. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. All members of the Board of Directors provide input to the Compensation Committee for consideration in the design and implementation of the compensation programs to ensure a transparent process.

In 2017, the Compensation Committee engaged the services of Haigh as its independent compensation consultant. Haigh provides advisory services only with respect to executive and non-employee director compensation, and works with management only with the approval and under the direction of the Compensation Committee. Haigh reviewed the compensation components of our 2017 program for our named executive officers and advised the Compensation Committee regarding the components and levels of the executive compensation program, including our incentive and equity-based compensation plans. The Compensation Committee has reviewed our company’s relationships with Haigh and has determined there are no conflicts of interest.

Our Chief Executive Officer and our Chief Human Resources & Culture Officer work closely with the Compensation Committee and Haigh in managing our executive compensation program and they attend meetings of the Compensation Committee. Because of his daily involvement with the executive team, our Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Neither our Chief Executive Officer nor our Chief Human Resources & Culture Officer participates in discussions with the Compensation Committee regarding his own compensation.

Peer Companies

The Compensation Committee directed Haigh to compare our executive compensation with competitive market compensation data for a peer group consisting of companies engaged in the same or similar industries as our Company. Due to the limited number of “pure leisure facilities” public companies, our Compensation Committee determined that it was appropriate to also include other companies in the compensation peer group that are in the entertainment, restaurant and hospitality industries and compete with us for executive talent.

The Compensation Committee uses peer company data provided by Haigh to guide its review of the total compensation of our executive officers and generally reviews the compensation data of our peer companies and industry to understand market competitive compensation. The Compensation Committee focuses on ensuring that the elements of our executive compensation program are consistent and competitive with peer and industry trends.

For purposes of the 2017 compensation decisions and the development of changes to our 2018 compensation program, the Compensation Committee approved a peer group based on analysis and recommendations by Haigh. This peer group is comprised of the following 16 companies:

Bob Evans Farms Inc.	MSG Networks
Buffalo Wild Wings	Merlin Entertainments
Cedar Fair	Panera Bread
Cheesecake Factory	Regal Entertainment Group
Cinemark Holdings	Six Flags Entertainment
Clubcorp Holdings	Speedway Motorsports
Cracker Barrel	Texas Roadhouse
Marriott Vacations	Vail Resorts

2017 Compensation Design and Decisions

Base Salaries

Our philosophy is to pay base salaries that reflect each executive’s performance, experience and scope of responsibilities and provide levels of pay competitive with our industry practices for similar roles. Base salaries are reviewed annually with the opportunity for merit increase based on individual performance and position in salary range.

As part of our cost control initiatives, there were no merit-based salary increases for our named executive officers in 2017, however the Compensation Committee approved an increase in Mr. Swanson’s annual base salary in connection with his promotion to Chief Financial Officer and Treasurer in August 2017:

Name	2017 Base Salary	Increase	2016 Base Salary
Joel K. Manby	$1,000,000	0%	$1,000,000
Marc G. Swanson(1)	$350,000	25%	$280,008
Peter J. Crage(2)	$450,000	0%	$450,000
Jack Roddy	$420,000	0%	$420,000
G. Anthony (Tony) Taylor	$362,000	0%	$362,000
Denise Godreau(3)	$400,000	N/A	N/A

(1)	In connection with his promotion to Chief Financial Officer and Treasurer, Mr. Swanson’s annual base salary was increased from $280,008 to $350,000 effective as of August 7, 2017.
(2)	Mr. Crage resigned as the Company’s Chief Financial Officer and Treasurer effective as of August 1, 2017.
(3)	Ms. Godreau joined the Company as Chief Marketing Officer on January 3, 2017; she stepped down as Chief Marketing Officer on March 26, 2018.

2017 Annual Cash & Stock Incentive Awards

Annual incentive awards are a key component of our total compensation program. These incentives are available to all of our salaried exempt employees including our named executive officers under our 2017 Bonus Plan.

In February 2017, the Compensation Committee established target annual bonus opportunities for our named executive officers, payable 50% in cash and 50% in performance-vesting restricted stock, described in further detail below. In 2017, we reduced the target bonus opportunity for the named executive officers to be better aligned with mid-market target bonus opportunities:

Name	2016 Bonus Percentage of Salary	2017 Bonus Percentage of Salary	2017 Base Salary	2017 Bonus Potential Target
Joel K. Manby	150%	120%	$1,000,000	$1,200,000
Marc G. Swanson(1)	50%	80%	$309,171	$214,669
Peter J. Crage(2)	100%	80%	$450,000	$360,000
Jack Roddy	100%	80%	$420,000	$336,000
G. Anthony (Tony) Taylor	100%	80%	$362,000	$289,600
Denise Godreau(3)	N/A	80%	$400,000	$320,000

(1)	For fiscal year 2017, Mr. Swanson’s grant was initially determined based on his base salary of $280,008 and bonus percentage of 60%. In connection with his appointment to Chief Financial Officer on August 7, 2017, Mr. Swanson’s compensation arrangement increased his base salary to $350,000 and his annual bonus percentage to 80%. As such, Mr. Swanson’s fiscal 2017 target bonus opportunity was based on his base salary as pro-rated for the portion of the year he served as Chief Financial Officer.
(2)	In connection with his resignation, Mr. Crage forfeited his fiscal 2017 annual incentive award.
(3)	Ms. Godreau was not employed with the Company until January 3, 2017.

The 2017 Bonus Plan had two components:

1.	Cash Component: 50% of total award is payable in cash.

2.	Stock Component: 50% of total award is payable in Company performance-vesting restricted stock.

In 2017, in order to create a more balanced scorecard of annual performance, rather than basing annual performance solely on Adjusted EBITDA, we based the payout with respect to each of the Cash Component and the Stock Component on Adjusted EBITDA, Total Revenue and Adjusted EBITDA Margin (defined as Adjusted EBITDA as a percentage of Total Revenue), weighted as follows:

Performance Metric	Weighting
Adjusted EBITDA (as defined above)	50%
Total Revenue	30%
Adjusted EBITDA Margin	20%

The Adjusted EBITDA, Total Revenue, and Adjusted EBITDA Margin performance targets were determined by our Compensation Committee early in the year, after taking into consideration management’s recommendations and our Board approved budget for the year. If threshold Adjusted EBITDA performance (the “funding hurdle”) was not met or exceeded, no amounts would be paid out in respect of the fiscal 2017 annual incentive awards. If the funding hurdle was met but threshold Total Revenue or Adjusted EBITDA Margin performance was not met or exceeded, no amounts would be paid out in respect of such metric. The following table sets forth the threshold, target and maximum performance amounts for each of the three performance metrics, as well as the payout percentages for each category. To the extent that performance fell between the applicable threshold, target or maximum performance levels for each of the three performance metrics, payouts would be determined using linear interpolation.

	Threshold	Target	Maximum
Adjusted EBITDA	$315 million	$350 million	$385 million
Total Revenue	$1.3031 billion	$1.3717 billion	$1.4403 billion
Adjusted EBITDA Margin	24.2%	25.5%	26.8%
Payout Percentage of Target	30%	100%	200%

For fiscal 2017, our actual Adjusted EBITDA was $300.8 million, thus the funding hurdle was not met and no amounts were earned under the 2017 Bonus Plan. Accordingly, our NEOs received no cash payment in respect of the 2017 Bonus Plan and the shares of restricted stock granted pursuant to the 2017 Bonus Plan were forfeited. No discretionary bonus was paid to any of our named executive officers for 2017.

Sign-On Bonus Award

Mr. Roddy’s employment agreement provided for a sign-on bonus of $200,000, of which 50% was paid in 2016 following his commencement date and the remaining 50% was paid on June 20, 2017, his one-year anniversary of employment.

2017 Long-Term Incentive Awards

The long-term incentive award program is designed to mirror Company performance, align the executives’ interest with our stockholders and retain executives through vesting of awards over multiple years. Long-term incentive compensation is awarded under the Company’s 2017 Omnibus Incentive Plan (the “Plan”) and provides an opportunity for executive officers, including our named executive officers, and other key employees to increase their ownership interest in the Company through grants of equity-based awards. Under the Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and other stock based awards.

Each participant in the 2017 Long-Term Incentive Plan has a long-term incentive target stated as a percentage of salary. The target long-term incentive opportunity for each of Messrs. Manby, Crage and Roddy was set forth in their respective employment agreements. Ms. Godreau’s target long-term incentive opportunity was set forth in her offer letter. Mr. Taylor’s and Mr. Swanson’s target long-term incentive opportunities remained unchanged from 2016:

Name	2017 Base Salary	2017 LTIP Percentage of Salary	2017 LTIP Potential Target
Joel K. Manby	$1,000,000	400%	$4,000,000
Marc G. Swanson(1)	$280,008	80%	$224,006
Peter J. Crage	$450,000	200%	$900,000
Jack Roddy	$420,000	150%	$630,000
G. Anthony (Tony) Taylor	$362,000	200%	$724,000
Denise Godreau	$400,000	150%	$600,000

(1)	For fiscal year 2017, Mr. Swanson’s grant was initially determined based on his base salary of $280,008 and LTIP percentage of 80%. In connection with his appointment to Chief Financial Officer on August 7, 2017, Mr. Swanson’s compensation arrangement increased his base salary to $350,000 and his LTIP percentage to 150%. In addition, the arrangement allowed for a one-time supplemental 2017 LTIP grant of time-vesting restricted stock with a grant date fair value of $245,000 and a grant of performance-vesting restricted stock pro-rated for his time in the role, which was made in March 2018.

We made a number of changes in our 2017 Long-Term Incentive Plan which we believe strengthen the long-term focus of the plan and are in the best interests of our stockholders:

•	We strengthened the performance focus of our long-term equity awards by increasing the weighting of performance-vesting restricted stock from 33% to 50% of the total award. Our 2017 Long-Term Incentive Plan consists of 50% performance-vesting restricted stock and 50% time-vesting restricted stock.

•	We eliminated non-qualified stock option awards which will substantially reduce our annual equity run rate and decrease potential dilution to our stockholders.

•	To address the lack of retention value of outstanding equity awards held by the Company’s executives, the Committee determined that it was appropriate to grant the time-vesting restricted stock portion of the 2018 annual equity award opportunity in the first quarter of Fiscal 2017 to the Named Executive Officers (the “Early 2018 Grants”). Accordingly, we made Early 2018 Grants in the following amounts:

Name	Early 2018 Grant Amount
Joel K. Manby	$2,000,000
Marc G. Swanson	$112,003
Peter J. Crage	$450,000
Jack Roddy	$315,000
G. Anthony (Tony) Taylor	$362,000
Denise Godreau	$300,000

•	To further strengthen retention, the 2017 time-vesting restricted stock and the Early 2018 Grants have a longer term than time-vesting restricted stock granted in prior years, vesting in equal installments on the third, fourth and fifth anniversaries of the grant for a five-year total vesting period.

•	We created a more balanced scorecard of long-term performance for the January 1, 2017- December 31, 2019 performance period. Rather than basing performance on Adjusted EBITDA only, the 2017-2019 performance period will be based on the following performance metrics:

Performance Metric	Weighting
Adjusted EBITDA (as defined above)	50%
Total Revenue	30%
Return on Invested Capital (ROIC)	20%

•	Return on Invested Capital (ROIC) means the Company’s return on invested capital over the three-year performance period calculated as follows:

(Cumulative NOPAT – (Base Period NOPAT * 3))

Cumulative Cash CAPEX

For purposes of this formula, the following terms mean:

•	“Base Period NOPAT” means NOPAT for the year immediately preceding the beginning of the three-year performance period.

•	“Cumulative Cash CAPEX” means the aggregate “Cash Capital” expenditures as reported on the Company’s Statement of Cash Flows during the three-year performance period.

•	“Cumulative NOPAT” means the aggregate NOPAT during the three-year performance period.

•	“Depreciation & Amortization” means as defined by US GAAP and reported on the Company’s Statement of Comprehensive Income (NOPAT components will be adjusted for non-cash gains or losses of an unusual or infrequent type).

•	“NOPAT” means Adjusted EBITDA less Depreciation & Amortization (both NOPAT components will be adjusted for non-cash gains or losses of an unusual or infrequent type).

•	The total number of performance-vesting shares eligible to vest following the end of the performance period will be based on the level of achievement of the performance goals and ranges from 0% (if below threshold performance), to 50% (for threshold performance), to 100% (for target performance), and up to 200% (for at or above maximum performance). For actual performance between the specified threshold, target, and maximum levels, the resulting vesting percentage will be adjusted on a linear basis. After taking into consideration management’s recommendations and our Board approved budget for the performance period, the Compensation Committee set Adjusted EBITDA, Total Revenue and ROIC targets for the performance period that are designed to provide a reasonably achievable, but challenging, set of goals for our NEOS and other long-term incentive plan participants.

•	We believe the addition of ROIC provides a value-added measure aligned with stockholder interests which balances capital deployment and cash investments in the Company’s parks and long-term debt pay-down.

•	Performance shares granted for the 2017-2019 performance period are based on a three-year performance period versus previous annual performance measures over a three-year period in the 2015 and 2016 Long-Term Incentive plans. The Compensation Committee believes that this longer-term performance orientation is aligned with our strategic business plan and stockholders’ interests.

Each time-vesting restricted stock and performance-vesting restricted stock award is subject to restrictive covenants related to non-competition during employment and for a period of one year following any termination of employment and non-solicitation during employment and for a period of two years following any termination of employment as well as indefinite covenants relating to non-disparagement, confidentiality and intellectual property. These awards are subject to clawback or forfeiture if the recipient breaches any of the restrictive covenants or otherwise engages in any Detrimental Activity (as defined in the Plan).

Special Retention Awards

On August 29, 2017 and October 27, 2017, the Compensation Committee approved one-time equity retention awards (collectively referred to as the “Retention Awards”) for Mr. Swanson and Mr. Taylor, respectively. In light of Mr. Swanson’s new position and Messrs. Swanson’s and Taylor’s responsibilities, their value to the organization, and in order to address the lack of retention value of outstanding equity awards held by them, the Compensation Committee approved the Retention Awards to encourage Messrs. Swanson and Taylor to remain with the Company on a long-term basis. The Retention Award for Mr. Swanson provides for a one-time grant of time-vesting restricted stock with a grant date fair value equal to $175,000 which will vest over two years, with fifty percent (50%) vesting on each of the first two anniversaries of the date of grant, subject to Mr. Swanson’s continued employment through the applicable vesting date. The Retention Award for Mr. Taylor provides for a one-time grant of time-vesting restricted stock with a grant date fair value equal to $362,000 (100% of Mr. Taylor’s 2017 base salary) which will vest over three years, with one-third (1/3) vesting on each of the first three anniversaries of the date of grant, subject to Mr. Taylor’s continued employment through the applicable vesting date.

Sign-on Equity Award

Pursuant to the terms of her offer letter, Ms. Godreau received a one-time restricted stock award with a grant date fair value equal to $500,000 on January 3, 2017. These shares shall vest in three equal annual installments over the first three anniversaries of the date of grant, subject to Ms. Godreau’s continued employment through each such date. The award is also subject to the other terms and conditions set forth in the Company’s standard stock award agreement and described above under “—2017 Long-Term Incentive Awards.” Ms. Godreau forfeited two of the three vesting installments of her sign-on award upon leaving her position with the Company on March 26, 2018.

Performance-Vesting Restricted Stock Granted in Prior Years

The performance-vesting restricted stock we granted in 2016 vests at the end of the 2016-2018 performance period and the performance-vesting restricted stock we granted in 2015 vests at the end of the 2015-2017 performance period, in each case based upon our performance versus Adjusted EBITDA (as defined above) for each of the three fiscal years in the performance period. Approximately one third of the total target number of performance-vesting restricted stock granted to a named executive officer (one “Tranche”) is eligible to be earned based on our performance for each fiscal year of the performance period. If threshold performance is not met in a fiscal year, no shares will be earned for that Tranche even if performance targets for subsequent Tranches are met and all unearned shares will be forfeited at the end of the three year performance period. Separate Adjusted EBITDA targets are set for each fiscal year of the performance period during the first 90 days of each fiscal year. For actual performance between the threshold, target and maximum levels, the number of shares earned will be adjusted on a linear basis.

After taking into consideration management’s recommendations and our Board approved budget for the applicable performance period, the Compensation Committee sets Adjusted EBITDA targets for each performance period that are designed to provide a reasonably achievable, but challenging, set of goals for our NEOS and other long-term incentive plan participants. The following Adjusted EBITDA target was set for the Fiscal 2017 Tranche of the 2015-2017 and 2016-2018 performance periods:

	Threshold	Target	Maximum
Adjusted EBITDA Target (in millions)	$315.0	$350.0	$385.0
Performance Percentage of Target	90%	100%	110%
Payment as Percentage of Target	50%	100%	200%

For fiscal 2017, our actual Adjusted EBITDA was $300.8 million which was below the performance threshold set at 90% of target and no shares were earned for the Fiscal 2017 Tranche for either the 2015-2017 performance period or the 2016-2018 performance period.

Other Performance-Vesting Restricted Stock

In 2017, Messrs. Swanson and Taylor had outstanding performance-vesting restricted stock under our previous incentive plan (the “2.75x Performance Restricted shares”) which was implemented at the time of the Company’s initial public offering in 2013. The 2.75x Performance Restricted shares were to vest if the executive was employed by the Company when and if funds affiliated with Blackstone received cash proceeds (not subject to any clawback, indemnity or similar contractual obligation) in respect of their investment equal to (x) a 15% annualized effective compounded return rate on such funds’ investment and (y) a 2.75x multiple on such funds’ investment. In connection with the Sale, our Board determined that in order to compensate existing management for substantially delivering on the performance targets required under the terms of the 2.75x Performance Restricted shares, the Company would partially vest 60% of the outstanding 2.75x Performance Restricted shares held by certain of the Company’s equity plan participants upon the closing of the Sale, subject to continued service through such date. In exchange for the Company modifying the 2.75x Performance Restricted shares to vest 60%, eight of the Company’s senior executives, including Messrs. Swanson and Taylor, and the Company’s former Chairman of the Board, David D’Alessandro, individually agreed to forfeit the remaining 40% of their outstanding 2.75x Performance Restricted shares upon the closing of the Sale. In addition, in accordance with his Separation and Consulting Agreement, which contractually obligated the Company to apply any modifications to his outstanding 2.75x Performance Restricted shares, Jim Atchison, the Company’s former President and Chief Executive Officer, also vested in 60% of his 2.75x Performance Restricted shares and agreed to forfeit the other 40% upon the closing of the Sale. Based on the foregoing modification, approximately 455,000 of the total outstanding 2.75x Performance Restricted shares vested upon closing of the Sale. The number of 2.75x Performance Restricted shares that are fully vested in connection with the modification and consummation of the Sale for Messrs. Swanson and Taylor was 9,307 and 20,616 shares, respectively. The fair value in connection with the modification of Messrs. Swanson’s and Taylor’s 2.75x Performance Restricted shares is reflected in the “Stock Awards” column of the Summary Compensation Table.

In determining to modify the outstanding 2.75x Performance Restricted shares, the Board considered several factors. Specifically, the 2.75x Performance Restricted shares were originally issued at the time of the Company’s initial public offering to a large group of Company employees in exchange for equity awards issued by the Company when it was a private company. Consequently, as disclosed at the time, the vesting terms of the 2.75x Performance Restricted shares were similar to those of the legacy awards, including triggers based on return on investment realized by Blackstone.

The 2.75x Performance Restricted shares were primarily held by over 60 key members of operating management and employees, including park presidents and managers. None of the new senior leadership at that time – CEO, CFO, Chief Human Resources and Culture Officer, Chief Marketing Officer and others – held any of these shares. Most of the covered individuals had been working for several years to stabilize the Company, drive attendance, and, more recently, implement the Company’s new strategic plan and brand positioning – in most cases without bonuses or meaningful long-term incentive compensation due to circumstances that were largely outside their control.

As part of its deliberations, the Board received and considered a recommendation from the Company’s CEO that the Board incentivize these employees because the Company was entering a critical phase of its strategic growth plan – including the opening of seven major attractions across its entire footprint – and having a motivated and experienced team was crucial to achieving the Company’s 2017 goals.

The Board took steps to ensure the objectivity, fairness, and independence of the process. Specifically:

•	Only independent and disinterested members of the Compensation Committee and the Board took part in the process;

•	The Board retained an independent compensation consultant to advise them on the issue; and

•	Former Chairman David D’Alessandro recused himself from all deliberations on the topic and from the Board vote.

After considering several factors, including certain contractual obligations, significantly exceeding the required internal rate of return target and achieving 97% of the targeted cumulative return on Blackstone’s invested capital, along with the CEO’s recommendation, the Board determined that it would be appropriate and in the best interest of shareholders to partially vest the 2.75x Performance Restricted shares in an effort to improve morale and retention at a time when the focus and commitment of the covered employees was especially important to deliver the Company’s goals.

Additionally, the Board considered that in accordance with the relevant accounting guidance, the Company would have been required to recognize non-cash equity compensation expense upon closing of the Sale, regardless of whether or not the shares vested in accordance with their terms. As a result of the modifications to the 2.75x Performance Restricted shares, this non-cash expense was reduced by $1.2 million.

2018 Program Design

2018 Base Salary

Base salary ranges were established in 2017 which were positioned at the mid-market salary levels for similar positions in our peer companies. No changes to the base salary ranges were made in 2018 and due to our continued cost reduction initiatives, generally no salary increases were made to our NEOs in 2018 that were not related to a promotion.

2018 Annual Cash & Stock Incentive Awards

As described briefly in the Executive Summary, we have made several changes to our 2018 Bonus Plan which we believe strengthen the performance focus of the plan and are in the best interests of our stockholders:

•	We have retained a balanced scorecard of annual performance rather than basing annual performance solely on Adjusted EBITDA, but have replaced the Adjusted EBITDA Margin metric with Free Cash Flow (calculated as Adjusted EBITDA – capital expenditures) and have added an individual performance metric:

Performance Metric	Weighting
Adjusted EBITDA (as defined above)	50%
Total Revenue	20%
Free Cash Flow	20%
Individual Objectives	10%

•	In addition, certain executives (but none of our currently serving NEOs) may have additional performance measures and/or more tailored weightings based on their specific roles and responsibilities.

The financial performance goals under the 2018 Bonus Plan have three levels of potential achievement, assuming threshold Adjusted EBITDA performance is met or exceeded:

•	“Threshold” performance level will result in a weighted payment equal to 50% of the target amount;

•	“Target” performance level will result in a weighted payment equal to 100% of the target amount; and

•	“Maximum” performance level will result in a weighted payment of no more than 150% of the target amount.

•	Assuming that the Adjusted EBITDA funding threshold has been met, performance between the specified threshold, target and/or maximum levels will result in a weighted payment which will be calculated on a linear basis.

Also new for 2018, in the event Adjusted EBITDA threshold performance is not met, the Compensation Committee may determine to fund a discretionary bonus pool for top performers not to exceed 10% of the total target bonuses for all 2018 Bonus Plan participants. Finally, the 2018 award continues to be in the form of 50% equity (restricted stock units which will be settled in shares of restricted stock) and 50% cash.

2018 Long-Term Incentive Awards

As described briefly in the Executive Summary, we have made several changes to our 2018 Long-Term Incentive Plan which we believe strengthen the long-term focus of the plan and are in the best interests of our stockholders:

•	We have increased our emphasis on performance-based compensation by shifting weighting of performance-vesting equity awards from 50% under the 2017 Long-Term Incentive Plan to 67% under the 2018 Long-Term Incentive Plan.

•	For our NEOs, who received Early 2018 Grants in 2017 and thus are not eligible to receive a time-vesting equity award in 2018, we will award only performance-based equity at 67% of the NEO’s target 2018 Long-Term Incentive Plan award.

•	Our 2018 Long-Term Incentive Plan awards granted in 2018 will take the form of performance units and restricted stock units, rather than shares of performance restricted stock and time restricted stock.

•	We aligned long-term equity incentive compensation more closely with the Company’s performance goals by making the Adjusted EBITDA performance target the achievement of the Company’s fiscal 2020 Adjusted EBITDA target, with incentive for early achievement of such target in fiscal 2018 and/or 2019: if the Company’s fiscal 2020 Adjusted EBITDA target is achieved in 2018, 30% of target units will be earned and delivered in 2019; if the Company’s fiscal 2020 Adjusted EBITDA target is achieved in 2019, 20% of target units will be earned and delivered in 2020, in each case subject to the overall plan maximum award of 200% of target.

•	The 2018-2020 performance period will be based on the following performance metrics:

Performance Metric	Weighting
Adjusted EBITDA (as defined above)	75%
Return on Invested Capital (ROIC) (as defined above)	25%

•	The total number of performance-vesting stock units eligible to vest following the end of the performance period will be based on the level of achievement of the performance goals and ranges from 0% (if below threshold performance), to 50% (for threshold performance), to 100% (for target performance), and up to 200% (for at or above maximum performance). For actual performance between the specified threshold, target, and maximum levels, the resulting vesting percentage will be adjusted on a linear basis.

•	Performance stock units granted for the 2018-2020 performance period are based on a three-year performance period. The Compensation Committee believes that this longer-term performance orientation is aligned with our strategic business plan and stockholders’ interests.

Each participant in the 2018 Long-Term Incentive Plan has a long-term incentive target stated as a percentage of salary. We granted the following target performance-vesting restricted stock units to our currently-serving NEOs under the 2018 Long-Term Incentive Plan on March 2, 2018, which represent 67% of the NEOs’ 2018 LTIP Potential Target:

Name	2018 Base Salary	2018 LTIP Percentage of Salary	2018 LTIP Potential Target	2018 Performance- Vesting Restricted Stock Unit Target Award
John T. Reilly	$375,000	200%	$750,000	$502,500
Marc G. Swanson	$350,000	150%	$525,000	$351,750
Jack Roddy	$420,000	150%	$630,000	$422,100
G. Anthony (Tony) Taylor	$362,000	200%	$724,000	$485,080

Benefits & Perquisites

We provide to all our employees, including our named executive officers, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

•	401(k) savings plan;

•	medical, dental, vision, life and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts; and

•	employee assistance program benefits.

Under our 401(k) savings plan, we match a portion of the funds set aside by the employee. All matching contributions by us become vested on the two-year anniversary of the participant’s hire date. At no cost to the employee, we provide an amount of basic life and accident insurance coverage valued at two times the employee’s annual base salary. The employee may also select supplemental life and accident insurance, for a premium to be paid by the employee.

We also provide our executive officers with limited perquisites and personal benefits that are not generally available to all employees, such as executive relocation assistance and complimentary access to our theme parks. In addition, all employees with at least three weeks of vacation have the opportunity to participate in our vacation sell benefit program and sell back vacation days to us in order to offset personal health insurance premiums. We provide these limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. These benefits and perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote in accordance with SEC rules.

Employment Agreements

We entered into employment agreements with Messrs. Manby, Crage and Roddy in connection with their appointments as President and Chief Executive Officer, Chief Financial Officer, and Chief Human Resources & Culture Officer, respectively, and an offer letter with Ms. Godreau in connection with her appointment as Chief Marketing Officer. We do not have an employment agreement or offer letter with Mr. Swanson or Mr. Taylor. The employment agreements and offer letter provide the terms of the executive’s compensation, including in the event of termination, and the employment agreements contain restrictive covenants. For a description of the employment agreements and offer letter, as applicable, we entered into with Messrs. Manby, Crage and Roddy and Ms. Godreau, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017—Employment Agreements and Offer Letters.”

Severance Arrangements

Our Board of Directors believes that our Amended and Restated Key Employee Severance Plan (the “Severance Plan”) is necessary to attract and retain the talent necessary for our long-term success. Our Board of Directors views our Severance Plan as a recruitment and retention device that helps secure the continued employment and dedication of our named executive officers, including when we are considering strategic alternatives.

Each of our named executive officers is eligible for the Severance Plan benefits, however each of Messrs. Manby, Crage, Roddy and Godreau have or had, as applicable, separate severance provisions in their employment agreements or offer letter, as applicable, that govern the terms of their severance (see “—Potential Payments Upon Termination” below for descriptions of these provisions). As discussed in —Leadership Changes above, Messrs. Manby and Crage and Ms. Godreau are no longer with the Company and received severance benefits as described under “—Potential Payments Upon Termination”. Under the terms of the Severance Plan, each participating named executive officer is entitled to severance benefits if his employment is terminated for any reason other than voluntary resignation or willful misconduct. The severance payments under the Severance Plan are contingent upon the affected executive’s execution of a release and waiver of claims, which contains non-compete, non-solicitation and confidentiality provisions.

Executive Compensation Governance Practices

Stock Ownership Guidelines

In order to align management and stockholder interests, the Company maintains stock ownership guidelines for our executive officers. These guidelines were revised in 2017 to align with the new leadership structure and to increase ownership levels for several executive officers as follows: (i) the Chief Executive Officer is required to hold shares of common stock with a value at least equal to six (6) times his base salary; (ii) all other NEOs are required to hold shares of common stock with a value at least equal to three (3) times such executive’s base salary (increased from two (2) times base salary for the Chief Human Resources & Culture Officer and Chief Creative Officer); (iii) other covered executives are required to hold shares of common stock with a value at least two to three times (2-3) such executive’s base salary (increased from one to two times (1-2)). If an executive officer is not in compliance with the stock ownership guidelines, the executive is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met. This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership.

Hedging and Pledging Policies

The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s Securities Trading Policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.

Equity Award Grant Policy

In March 2015, the Company adopted an Equity Award Grant Policy that formalized our process for granting equity-based awards to executive officers and employees. Under our Equity Award Grant Policy, we will generally grant equity awards on a regularly scheduled basis. If extraordinary circumstances arise such that the Compensation Committee or the Board determines it is advisable to grant an equity award at a time other than as set forth below, the Compensation Committee or the Board may consider and approve any such grant. Grants of equity awards to current employees (other than in connection with a promotion) will generally be made, if at all, on an annual basis on the second business day following the filing of the Company’s Form 10-K, unless such day is not a day on which the New York Stock Exchange (or such other national securities exchange on which the Company’s common stock is then principally listed) is open for trading, in which case it is expected to be the next such trading day. Starting in 2017, the Compensation Committee approved changes in our equity grant practices to eliminate mid-year grants for promotions and for new hires below the senior leadership team unless there are special circumstances with the approval of the Committee.

Compliance with IRS Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction for any compensation in excess of $1 million paid to named executive officers. Prior to January 1, 2018, the provision did not apply to certain performance-based compensation as long as specified requirements are met. The Tax Cuts and Jobs Act eliminated the qualified performance-based exception, provided the Company will continue to rely on the qualified performance-based exception where able in certain grandfathered provisions.

Prior to the date of our 2017 stockholder meeting, the Company had been able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following the IPO. This transition period ended on the date of our 2017 stockholder meeting. We expect that the Compensation Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions. However, the Compensation Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent.

Clawback Policy

In 2017, our Compensation Committee adopted a clawback and recoupment policy. The policy covers all executive officers as well as all participants receiving awards under the Plan and, to the extent designated by the Board or the Compensation Committee from time to time by notice to such individual, any other current or former employee, officer, consultant or director of the Company and its subsidiaries (collectively, the “Covered Individuals”). Under the policy, any incentive award or payment that is in excess of the amount that a Covered Individual should otherwise have received under the terms of such award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error but excluding a restatement resulting from a change in accounting policy or applicable law), the Covered Individual is required to repay any such excess amount to the Company. In addition, the Compensation Committee may, in its sole discretion, provide for the cancellation of outstanding awards or forfeiture and repayment of any gain or amount realized on the vesting, exercise or payment of awards if a participant engages in Detrimental Activity (as defined in the Plan). These activities include (i) the breach of any covenants relating to disclosure of confidential or proprietary information, noncompetition, nonsolicitation, nondisparagement or other similar restrictions on conduct contained in any agreement between a Covered Individual and the Company or any written policies of the Company; (ii) any activity that would be grounds to terminate the Covered Individual’s employment or service for Cause; or (iii) any activity, including fraud or other conduct contributing to financial restatement or accounting irregularities.

In addition, as noted above under “—2017 Long-Term Incentive Awards,” our equity awards are subject to restrictive covenants and may be subject to clawback or forfeiture if the recipient breaches any of the restrictive covenants or otherwise engages in any Detrimental Activity (as defined in the Plan).

Compensation Actions Taken in Connection with Leadership Changes

Mr. Reilly

In connection with Mr. Reilly’s appointment as Interim Chief Executive Officer, effective February 26, 2018, the Board approved an increase of $30,000 in his annual base salary to $375,000 and a supplemental restricted stock unit grant with a grant date value of $500,000, which was awarded in connection with the general 2018 equity grant cycle. The restricted stock units will vest on the third anniversary of the grant date and are in addition to any other equity awards to be made to Mr. Reilly in respect of the 2018 cycle. If Mr. Reilly’s employment is terminated by the Company without “cause” prior to the vesting date, he would vest in full in the restricted stock units. In addition, Mr. Reilly will be treated as a “Tier 1” employee under the Severance Plan if his employment is terminated by the Company without “cause” during his service as Interim Chief Executive Officer (and for a period of one year thereafter).

Mr. Swanson

The Compensation Committee approved a compensatory arrangement with Mr. Swanson in connection with his appointment to the position of Chief Financial Officer and Treasurer. The compensation arrangement with Mr. Swanson, effective as of the date of his appointment on August 7, 2017, includes payment to Mr. Swanson of (i) an annual base salary of $350,000, (ii) an annual bonus opportunity with a target amount of 80% of his base salary (which, for fiscal year 2017, was pro-rated for his time served as Chief Financial Officer, with 50% payable in cash and 50% payable in performance vesting restricted stock consistent with the terms and conditions of the Company’s 2017 annual bonus plan) and (iii) beginning fiscal year 2018, subject to the Compensation Committee’s discretion, annual long term equity incentive awards with a target value equal to 150% of his base salary. In addition, in March 2018, Mr. Swanson received a one-time supplemental grant of time-vesting restricted stock with a grant date fair value equal to $245,000 (the “Supplemental Time-Vesting Grant”) and a one-time prorated grant of performance-vesting restricted stock (the “Prorated Performance-Vesting Grant”) to reflect his promotion to the role of Chief Financial Officer. Consistent with the terms and conditions of the Company’s 2017 Long-Term Incentive Plan:

(a) the Supplemental Time-Vesting Grant will vest over five years, with one-third vesting on each of the third, fourth and fifth anniversaries of the date of grant, subject to Mr. Swanson’s continued employment through the applicable vesting date; and

(b) the Prorated Performance-Vesting Grant will vest following the end of the three-year performance period beginning on January 1, 2017 and ending on December 31, 2019 based upon the Company’s achievement of pre-established performance goals with respect to Adjusted EBITDA (weighted at 50%), Total Revenue (weighted at 30%) and ROIC (weighted at 20%) for the three-year performance period.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Joel K. Manby	2017	1,000,000	—	7,085,032	—	—	—	89,280	8,174,312
Former President and Chief Executive Officer	2016	1,000,000	—	2,972,194	1,333,331	—	—	86,539	5,392,064
	2015	735,256	—	5,552,735	4,999,997	—	—	18,757	11,306,745

Marc G. Swanson	2017	309,171	—	813,980	—	—	—	24,986	1,148,137
Chief Financial Officer	2016	280,008	56,880	288,915	74,666	—	—	24,446	724,915
	2015	230,640	130,000	271,235	128,170	—	—	17,224	777,269

Peter J. Crage	2017	278,077	—	1,639,123	—	—	—	9,098	1,926,298
Former Chief Financial Officer	2016	450,000	—	724,983	300,000	—	—	118,750	1,593,733
	2015	150,000	—	2,075,181	499,999	—	—	16,578	2,741,758

Jack Roddy	2017	420,000	100,000	1,155,670	—	—	—	41,082	1,716,752
Chief Human Resources & Culture Officer	2016	224,538	100,000	1,966,644	99,998	—	—	71,151	2,462,331

G. Anthony (Tony) Taylor	2017	362,000	—	2,034,356	—	—	—	35,597	2,431,953
Chief Legal Officer and General Counsel	2016	362,000	—	754,242	241,331	—	—	32,483	1,390,056
	2015	362,000	—	583,191	241,331	—	—	24,396	1,210,918

Denise Godreau	2017	400,000	—	1,559,972	—	—	—	180,920	2,140,892
Chief Marketing Officer

(1)	Amounts included in this column reflect actual salary earned during each fiscal year. Base salary for fiscal 2017 for each of Messrs. Swanson and Crage was prorated to reflect the corresponding time in his respective position for fiscal 2017.
(2)	Amount included in this column for Mr. Roddy for 2017 reflects the 50% of the one-time sign-on cash bonus awarded to Mr. Roddy, pursuant to the terms of his employment agreement. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017—Employment Agreements—Mr. Roddy.”
(3)

Amounts included for 2017 reflect the aggregate grant date fair value of restricted stock and option awards, as applicable, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“Topic 718”) utilizing the assumptions discussed in Note 19 to our consolidated financial statements for the year ended December 31, 2017. These amounts include restricted stock granted in 2017 under the 2017 Bonus Plan, the 2017 Long-Term Incentive Plan and the Godreau Employment Agreement, as applicable. For Messrs. Swanson and Taylor, amounts for 2017 also reflect discretionary retention restricted stock awards of $174,988 and $361,999, respectively. There were no option awards granted in 2017. For 2017, these amounts factor in the probable outcome of the performance conditions, if any, as of the grant date. Assuming the highest level of achievement on performance awards as of the grant date, the aggregate grant date fair value of all stock granted in fiscal 2017 would have been: Mr. Manby– $10,170,066; Mr. Swanson– $987,914; Mr. Crage– $2,378,250; Mr. Roddy– $1,681,348; Mr. Taylor– $2,448,778 and Ms. Godreau– $2,019,957. The aggregate date fair value of all stock granted in prior years based upon the target outcome of the performance conditions as of the grant date was: Mr. Manby– $2,527,756 (fiscal 2016), $5,368,490 (fiscal 2015); Mr. Swanson– $291,449 (fiscal 2016), $209,302 (fiscal 2015); Mr. Crage– $624,984 (fiscal 2016), $2,050,117 (fiscal 2015); Mr. Roddy– $1,933,315 (fiscal 2016) and Mr. Taylor– $588,274 (fiscal 2016), $442,422 (fiscal 2015). For Messrs. Manby, Swanson, Crage, Roddy and Taylor, amounts shown for 2017 also include the probable grant date fair value of performance-vesting restricted stock awarded under the 2015 and 2016 Long-Term Incentive Plans, as applicable, for shares in the tranche relating to the fiscal year 2017 performance period. These amounts are as follows: Mr. Manby– $485,042; Mr. Swanson– $75,136; Mr. Crage– $109,134; Mr. Roddy– $42,683; and Mr. Taylor– $174,609. For Messrs. Swanson and Taylor, amounts shown for 2017 also include the fair value related to the modification of the 2.75x Performance Restricted shares as follows: Mr. Swanson– $120,526 and Mr. Taylor–, $266,977.
(4)	We have no pension benefits, nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.
(5)	Amounts reported under All Other Compensation for fiscal 2017 include the following:

Description	Joel K. Manby	Marc G. Swanson	Peter J. Crage	Jack Roddy	G. Anthony (Tony) Taylor	Denise Godreau
Contributions to our 401(k) plan on behalf of our named executive officers	$6,095	9,231	$5,357	6,072	$9,004	2,067
Life and long-term disability insurance premiums paid by us on behalf of our named executive officers	1,806	880	1,595	1,311	1,326	1,440
Relocation expenses	—	—	—	24,088	—	177,413
Dollar value of vacation days sold to pay for personal health insurance premiums and other benefits under our vacation sell benefit program	—	8,616	—	—	12,531	—
Accumulated dividends paid upon vesting of restricted stock	81,379	6,259	2,146	9,611	12,736	—

Total All Other Compensation	$89,280	24,986	$9,098	$41,082	$35,597	$180,920

In addition, the named executive officers (and their spouses) each receive a Corporate Executive Card that entitles them and an unlimited number of guests to complimentary access to our theme parks. There is no incremental cost to us associated with the use of the Corporate Executive Card.

Grants of Plan-Based Awards in 2017

The following table provides information relating to grants of plan-based awards made to our named executive officers during 2017.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Joel K. Manby
	Annual Cash Incentive	—	180,000	600,000	1,200,000	—	—	—	—	—
	Annual Equity Incentive(3)	3/3/2017	—	—	—	9,868	32,895	65,789	—	599,996
	Time-Vesting Restricted Stock(4)	3/3/2017	—	—	—	—	—	—	219,298	3,999,996
	Performance-Vesting Restricted Stock(5)	3/3/2017	—	—	—	54,825	109,649	219,298	—	1,999,998

Marc G. Swanson
	Annual Cash Incentive	—	32,200	107,335	214,669	—	—	—	—	—
	Annual Equity Incentive(3)	3/3/2017	—	—	—	1,382	4,605	9,210	—	83,995
	Annual Equity Incentive(3)	10/10/2017	—	—	—	532	1,773	3,545	—	23,326
	Time-Vesting Restricted Stock(4)	3/3/2017	—	—	—	—	—	—	12,281	224,005
	Time-Vesting Restricted Stock(4)	8/29/2017	—	—	—	—	—	—	13,471	174,988
	Performance-Vesting Restricted Stock(5)	3/3/2017	—	—	—	3,070	6,141	12,281	—	112,003
	2.75x Performance- Vesting Restricted Stock(6)		—	—	—	—	—	—	9,307	120,526
Peter J. Crage
	Annual Cash Incentive	—	54,000	180,000	360,000	—	—	—	—	—
	Annual Equity Incentive(3)	3/3/2017	—	—	—	2,960	9,868	19,736	—	179,992
	Time-Vesting Restricted Stock(4)	3/3/2017	—	—	—	—	—	—	49,342	899,998
	Performance-Vesting Restricted Stock(5)	3/3/2017	—	—	—	12,336	24,671	49,342	—	449,999

Jack Roddy
	Annual Cash Incentive	—	50,400	168,000	336,000	—	—	—	—	—
	Annual Equity Incentive(3)	3/3/2017	—	—	—	2,763	9,211	18,421	—	168,000
	Time-Vesting Restricted Stock(4)	3/3/2017	—	—	—	—	—	—	34,539	629,991
	Performance-Vesting Restricted Stock(5)	3/3/2017	—	—	—	8,635	17,270	34,539	—	314,996

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)

G. Anthony (Tony) Taylor
	Annual Cash Incentive	—	43,440	144,800	289,600	—	—	—	—	—
	Annual Equity Incentive(3)	3/3/2017	—	—	—	2,382	7,939	15,877	—	144,798
	Time-Vesting Restricted Stock(4)	3/3/2017	—	—	—	—	—	—	39,692	723,982
	Time-Vesting Restricted Stock(4)	10/2/2017	—	—	—	—	—	—	27,035	361,999
	Performance-Vesting Restricted Stock(5)	3/3/2017	—	—	—	9,923	19,846	39,692	—	361,991
	2.75x Performance- Vesting Restricted Stock(6)		—	—	—	—	—	—	20,616	266,977
Denise Godreau
	Annual Cash Incentive	—	48,000	160,000	320,000	—	—	—	—	—
	Annual Equity Incentive(3)	3/3/2017	—	—	—	2,631	8,772	17,543	—	159,992
	Time-Vesting Restricted Stock(4)	1/3/2017	—	—	—	—	—	—	25,641	500,000
	Time-Vesting Restricted Stock(4)	3/3/2017	—	—	—	—	—	—	32,894	599,987
	Performance-Vesting Restricted Stock(5)	3/3/2017	—	—	—	8,224	16,447	32,894	—	299,993

(1)	Reflects possible cash payouts under our 2017 Bonus Plan. See “Compensation Discussion and Analysis—2017 Compensation Design and Decisions—2017 Annual Cash & Stock Incentive Awards” for a discussion of threshold, target and maximum cash incentive compensation payouts. There were no actual amounts paid to our named executive officers under our 2017 Bonus Plan.
(2)	Reflects grant date fair value of the restricted stock and stock option awards, calculated in accordance with Topic 718 and utilizing the assumptions discussed in Note 19 to our consolidated financial statements for the year ended December 31, 2017. These amounts factor in the probable outcome of the performance conditions, if any, as of the grant date.
(3)	Amounts shown reflect possible equity payouts under our 2017 Bonus Plan. For Mr. Swanson, reflects initial annual award and prorated award for appointment to Chief Financial Officer on August 7, 2017. See “Compensation Discussion and Analysis—2017 Compensation Design and Decisions—2017 Annual Cash & Stock Incentive Awards” for a discussion of the possible payouts. There were no actual amounts paid to our named executive officers under our 2017 Bonus Plan.
(4)	Amounts shown reflect grants of time-vesting restricted stock for fiscal 2017 and Early 2018 Grants. For Messrs. Swanson and Taylor, also includes discretionary retention restricted stock awards in the third and fourth quarter of 2017, respectively. See “Compensation Discussion and Analysis—2017 Compensation Design and Decisions—2017 Long-Term Incentive Awards.” For information regarding awards of time-vesting restricted stock made to Ms. Godreau, see “Compensation Discussion and Analysis—Compensation Actions Taken During 2017 in Connection with Leadership Change.”
(5)	Amounts shown reflect possible payouts relating to the three year performance period for performance-vesting restricted stock granted under our 2017 Long-term Incentive Plan. The value factors in the target outcome of the performance conditions as of the grant date. See “Compensation Discussion and Analysis—2017 Compensation Design and Decisions—2017 Long-Term Incentive Awards.”
(6)	This amount reflects the modification date fair value in connection with the partial vesting of the 2.75x Performance Restricted shares and does not represent a new equity award. See “Compensation Discussion and Analysis—2017 Compensation Design and Decisions—Other Performance-Vesting Restricted Stock.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017

Employment Agreements and Offer Letters

We entered into the employment agreements described below with Messrs. Manby, Crage and Roddy and the offer letter described below with Ms. Godreau.

Mr. Manby

In connection with his appointment as our President and Chief Executive Officer, effective April 7, 2015, the Company entered into an employment agreement with Mr. Manby, dated March 16, 2015, and amended as of December 7, 2016 (such employment agreement, as so amended, the “Manby Employment Agreement”). The Manby Employment Agreement provides for an initial three-year term ending on April 7, 2018 with automatic renewal of the employment term for successive one-year periods thereafter. During the employment term, Mr. Manby will serve as Chief Executive Officer of the Company and is entitled to:

•	an annual base salary of $1,000,000;

•	an annual bonus opportunity under our annual bonus plan with a target amount equal to 120% of his base salary; and

•	beginning fiscal year 2016, annual long-term equity incentive awards with a target value equal to $4,000,000 (based on grant date fair value).

Pursuant to the terms of the Manby Employment Agreement, Mr. Manby is subject to non-competition and non-solicitation covenants that apply during his employment and for a period of (i) 24 months following the termination of his employment by the Company without cause or by him for good reason (or 36 months if such termination occurs during the initial three-year employment term or during the 12-month period following a change in control) or (ii) 12 months following the termination of his employment for any other reason. Mr. Manby is also subject to an indefinite confidentiality covenant, and the Company and Mr. Manby are subject to indefinite mutual non-disparagement covenants.

For information regarding the termination provisions of the Manby Employment Agreement, see “—Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Mr. Manby” below.

Mr. Crage

In connection with his appointment as our CFO effective September 1, 2015, the Company entered into an employment agreement with Mr. Crage, dated August 17, 2015 and amended as of December 7, 2016 (such employment agreement, as so amended, the “Crage Employment Agreement”). The Crage Employment Agreement provides for a three-year term ending on September 1, 2018 with automatic renewal of the employment term for successive one year periods thereafter. During the employment term, Mr. Crage will serve as CFO of the Company and is entitled to:

•	an annual base salary of $450,000;

•	an annual bonus opportunity under our annual bonus plan with a target amount no less than 80% of his base salary; and

•	beginning fiscal year 2016, annual long-term equity incentive awards with a target value equal to $900,000 (based on grant date fair value) subject to such vesting and other terms and conditions as the Compensation Committee shall determine and otherwise subject to the Compensation Committee’s annual compensation review discretion and in accordance with the Company’s Equity Award Grant Policy.

Pursuant to the terms of the Crage Employment Agreement, Mr. Crage is subject to (i) non-competition covenants that apply during his employment and for a period of (a) 24 months following the termination of his employment by the Company without cause or by him for good reason during the initial three-year employment term or during the 12-month period following a change in control or (b) 12 months following the termination of his employment for any other reason and (ii) non-solicitation covenants for a period of 24 months following the termination of his employment with the Company for any reason. Mr. Crage is also subject to an indefinite confidentiality covenant, and the Company and Mr. Crage are subject to indefinite mutual non-disparagement covenants.

For information regarding the termination provisions of the Crage Employment Agreement, see “—Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Mr. Crage” below.

Mr. Roddy

In connection with his appointment as our Chief Human Resources & Culture Officer effective June 20, 2016, the Company entered into an employment agreement with Mr. Roddy, dated June 14, 2016 and amended as of September 15, 2016 and December 7, 2016 (such employment agreement, as so amended, the “Roddy Employment Agreement”). The Roddy Employment Agreement provides for a three-year term ending on June 20, 2019. During the employment term, Mr. Roddy will serve as Chief Human Resources & Culture Officer of the Company and is entitled to:

•	an annual base salary of $420,000;

•	annual long-term equity incentive awards with a target value equal to $300,000 (based on grant date fair value) subject to such vesting and other terms and conditions as the Compensation Committee shall determine and otherwise subject to the Compensation Committee’s annual compensation review discretion and in accordance with the Company’s Equity Award Grant Policy; and

•	beginning fiscal year 2017, an annual bonus opportunity under our annual bonus plan with a target amount no less than 80% of his base salary.

In addition, upon his commencement of employment with the Company, Mr. Roddy received a one-time grant of restricted shares of common stock of the Company with a grant date fair value equal to $1,800,000 (the “Roddy Sign-On Restricted Stock Grant”) which will each vest in four equal annual installments over the first four anniversaries of the date of grant.

The Roddy Employment Agreement also provided for a one-time cash sign-on bonus in an amount equal to $200,000, of which 50% was payable on the first regularly scheduled payroll date following the commencement of his employment and, 50% payable on June 20, 2017, subject to his continued employment with the Company through such date. In addition, the Roddy Employment Agreement provided that the Company reimburse Mr. Roddy for certain expenses in accordance with the Company’s executive relocation policy.

Pursuant to the terms of the Roddy Employment Agreement, Mr. Roddy is subject to (i) non-competition covenants that apply during his employment and for a period of (a) 24 months following the termination of his employment by the Company without cause or by him for good reason during the employment term or (b) 12 months following the termination of his employment for any other reason and (ii) non-solicitation covenants for a period of 24 months following the termination of his employment with the Company for any reason. Mr. Roddy is also subject to an indefinite confidentiality covenant, and the Company and Mr. Roddy are subject to indefinite mutual non-disparagement covenants.

For information regarding the termination provisions of the Roddy Employment Agreement, see “—Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Mr. Roddy” below.

Ms. Godreau

In connection with her appointment as our Chief Marketing Officer effective January 3, 2017, the Company entered into an offer letter with Ms. Godreau, dated December 28, 2016 and amended as of February 21, 2017 (such offer letter, as so amended, the “Godreau Offer Letter”). The Godreau Offer Letter provides that Ms. Godreau will serve as Chief Marketing Officer of the Company and is entitled to:

•	an annual base salary of $400,000;

•	annual long-term equity incentive awards with a target value equal to 150% of her base salary (based on grant date fair value) subject to such vesting and other terms and conditions as the Compensation Committee shall determine and otherwise subject to the Compensation Committee’s annual compensation review discretion and in accordance with the Company’s Equity Award Grant Policy;

•	with respect to her 2017 annual equity award opportunity a target award opportunity equal in value to $600,000 with one-half (50%) of the target award opportunity awarded in time-vesting shares and the other half (50%) awarded in performance-vesting shares and, in addition, a grant of the time-vesting portion of her 2018 annual equity award opportunity equal in value to $300,000 at the same time she received her 2017 annual equity award; and

•	an annual bonus opportunity under our annual bonus plan with a target amount of 80% of her annual base salary.

In addition, upon her commencement of employment with the Company, Ms. Godreau received a one-time grant of restricted shares of common stock of the Company with a grant date fair value equal to $500,000 which will vest in three equal annual installments over the first three anniversaries of the date of grant, subject to her continued employment through such dates.

For information regarding the termination provisions of the Godreau Offer Letter, see “—Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Ms. Godreau” below.

Outstanding Equity Awards at 2017 Fiscal-Year End

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(3)	Market Value of Shares or Units That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Joel K. Manby	544,662	544,662	20.01	4/7/2025	399,272	5,418,121	54,824	743,968
	88,888	266,667	18.17	3/1/2026
Marc G. Swanson	7,005	7,005	18.96	3/3/2025	33,885	459,819	3,070	111,593
	8,936	8,937	17.23	9/1/2025
	4,977	14,934	18.17	3/1/2026
Peter J. Crage	—	—	—	—	—	—	—	—
Jack Roddy	7,530	22,590	15.32	6/20/2026	127,555	1,730,921	8,634	117,174
G. Anthony (Tony) Taylor	27,486	27,487	18.96	3/3/2025	85,724	1,163,275	9,923	134,655
	16,088	48,267	18.17	3/1/2026
Denise Godreau	—	—	—	—	58,535	794,320	8,223	111,593

(1)	Reflects time-vesting nonqualified stock options that vested and were exercisable as of December 31, 2017. For Mr. Manby, as a result of his departure from the Company on February 26, 2018, all of these options expire on May 27, 2018 in accordance with the Company’s policy.
(2)	Reflects time-vesting nonqualified stock options that had not vested as of December 31, 2017. The following provides information with respect to the remaining vesting schedule of the time-vesting nonqualified stock options that had not vested as of December 31, 2017:

Mr. Manby—of these outstanding nonqualified stock options; (i) 544,662 with an exercise price of $20.01 vested on February 26, 2018 in accordance with Mr. Manby’s severance benefits described in his employment agreement as a result of his departure from the Company on such date and (ii) 266,667 with an exercise price of $18.17 were forfeited on February 26, 2018.

Mr. Swanson—of these outstanding nonqualified stock options; (i) 3,502 with an exercise price of $18.96 vested on March 3, 2018 and the remaining 3,503 vest on March 3, 2019; (ii) 8,937 with an exercise price of $17.23 vest in substantially equal installments on September 1, 2018 and 2019 and iii) 4,978 with an exercise price of $18.17 vested on March 1, 2018 and 9,956 vest in equal installments on March 1, 2019 and 2020.

Mr. Roddy—these outstanding nonqualified stock options vest in equal installments on June 20, 2018, 2019 and 2020.

Mr. Taylor—of these outstanding nonqualified stock options; (i) 13,743 with an exercise price of $18.96 vested on March 3, 2018 and the remaining 13,744 vest on March 3, 2019 and (ii) 16,089 with an exercise price of $18.17 vested on March 1, 2018 and 32,178 vest in equal installments on March 1, 2019 and 2020.

(3)

Reflects time-vesting shares of restricted stock that had not vested as of December 31, 2017 and performance-vesting shares of restricted stock where performance conditions have been satisfied but shares have not vested as of December 31, 2017 due to service conditions. Does not reflect any performance-vesting shares of restricted stock under the 2015 and 2016 Long-Term Incentive Plans that relate to the 2017 performance period as no shares were earned pursuant to our 2017 performance. Does not reflect any performance-vesting shares of restricted stock under the Company’s 2017 annual bonus plan as no shares were earned by our NEOs pursuant to our 2017 performance. The following provides information with respect to the remaining vesting schedule of the shares of restricted stock that had not vested as of December 31, 2017:

Mr. Manby—of these outstanding time-vesting shares of restricted stock; (i) 124,938 vested on February 26, 2018 in accordance with Mr. Manby’s severance benefits described in his employment agreement as a result of his departure from the Company on such date and (ii) 274,334 forfeited on February 26, 2018.

Mr. Swanson—of these outstanding restricted shares; (i) 1,494 are performance-vesting shares of restricted stock pertaining to the 2015 LTIP plan which vested on February 22, 2018 based on the Company’s performance in 2015; (ii) 1,027 are time-vesting restricted shares which vested on March 1, 2018 and 2,055 vest in substantially equal installments on March 1, 2019 and 2020; (iii) 811 are time-vesting restricted shares which vested on March 3, 2018 and the remaining 811 vest on March 3, 2019; (iv) 13,471 are time-vesting restricted shares which vest in substantially equal installments on August 29, 2018 and 2019; (v) 1,935 are time-vesting restricted shares which vest in substantially equal installments on September 1, 2018 and 2019 and (vi) 12,281 are time-vesting restricted shares which vest in substantially equal installments on March 3, 2020, 2021 and 2022.

Mr. Roddy—of these outstanding time-vesting shares of restricted stock; (i) 93,016 vest in substantially equal installments on June 20, 2018, 2019 and 2020 and ii) 34,539 vests in substantially equal installments on March 3, 2020, 2021 and 2022.

Ms. Godreau—represents outstanding time-vesting shares of restricted stock of which i) 8,547 vested on January 3, 2018 and the remaining 49,988 forfeited on March 26, 2018 in connection with Ms. Godreau’s departure from the Company.

Mr. Taylor—of these outstanding restricted shares; (i) 2,672 are performance-vesting shares of restricted stock pertaining to the 2015 LTIP plan which vested on February 22, 2018 based on the Company’s performance in 2015; (ii) 3,320 are time-vesting shares of restricted stock that vested on March 1, 2018 and 6,641 vest in substantially equal installments on March 1, 2019 and 2020; (iii) 3,182 are time-vesting shares of restricted stock that vested on March 3, 2018 and the remaining 3,182 vest on March 3, 2019; (iv) 27,035 are time-vesting shares of restricted stock which vest in substantially equal installments on October 2, 2018, 2019 and 2020 and (v) 39,692 are time-vesting shares of restricted stock which vest in substantially equal installments on March 3, 2020, 2021 and 2022.

(4)	Market value is based upon the closing market price of our common stock on December 30, 2017.

(5)	Reflects performance-vesting shares of restricted stock under the 2017 Long-Term Incentive Plan that have not been earned as of December 31, 2017. Does not reflect performance-vesting shares of restricted stock under the 2015 and 2016 Long-Term Incentive Plans that relate to the fiscal year 2017 performance period.

The performance-vesting shares of restricted stock granted under the 2017 Long-Term Incentive Plan will vest, if at all, based on the Company’s achievement of Adjusted EBITDA, Total Revenue, and ROIC performance measures for the performance period beginning on January 1, 2017 and ending on December 31, 2019. As of December 31, 2017, the achievement level with respect to these metrics was below threshold. Accordingly, the number and value of the shares of performance-vesting restricted stock that are expected to vest reported in the table reflect amounts based on threshold performance. The actual number of shares that will vest with respect to the performance-vesting shares of restricted stock granted under the 2017 Long-Term Incentive Plan is not yet determinable.

Option Exercises and Stock Vested in 2017

The following table provides information regarding the values realized by our named executive officers upon the vesting of stock awards in 2017.

	Equity Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Joel K. Manby	80,814	1,391,202
Marc G. Swanson	12,925	225,144
Peter J. Crage	4,127	78,000
Jack Roddy	31,004	485,213
G. Anthony (Tony) Taylor	27,118	482,598
Denise Godreau	—	—

(1)	The amounts included for Messrs. Swanson and Taylor include 9,307 and 20,616 2.75x Performance Restricted shares, respectively, which vested on May 8, 2017.
(2)	The value realized on vesting is based on the closing market price of our common stock on the applicable vesting date (or the previous trading day if the vesting date was not a trading day).

Pension Benefits

We have no pension benefits for the executive officers.

Nonqualified Deferred Compensation for 2017

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.

Potential Payments Upon Termination

The following table describes the potential payments and benefits that would have been payable to our named executive officers under existing plans assuming a termination of their employment for reasons other than willful misconduct or a voluntary resignation on December 29, 2017, which was the last business day of fiscal 2017.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. These include accrued but unpaid salary, accrued but unpaid vacation and distributions of plan balances under our 401(k) savings plan.

Name	Cash Severance Payment ($) (1)	Continuation of Group Health Plans ($) (2)	Value of Accelerated Vesting of Equity Awards ($) (3)	Total ($)
Joel K. Manby
Termination without “cause” or for “good reason”	6,600,000	26,667	1,695,409	8,322,076
Termination due to death or “disability”	4,400,000	—	3,653,581	8,053,581
Change in Control (double trigger)(4)	6,600,000	26,667	7,237,994	13,864,661

Marc G. Swanson
Termination without “cause” or for “good reason”	525,000	20,000	—	545,000
Termination due to death or “disability”	—	—	46,554	46,554
Change in Control (double trigger)(4)	—	—	547,848	547,848

Jack Roddy
Termination without “cause” or for “good reason”	1,512,000	28,941	1,195,788	2,736,729
Termination due to death or “disability”	—	—	97,801	97,801
Change in Control (double trigger)(4)	—	—	1,994,796	1,994,796

G. Anthony (Tony) Taylor
Termination without “cause” or for “good reason”	543,000	20,000	—	563,000
Termination due to death or “disability”	—	—	141,242	141,242
Change in Control (double trigger)(4)	—	—	1,467,825	1,467,825

Denise Godreau
Termination under the Severance Plan	600,000	14,470	—	614,470
Termination due to death or “disability”	—	—	74,395	74,395
Change in Control (double trigger)(4)	—	—	1,017,506	1,017,506

(1)	Cash severance includes amounts payable to executive with respect to salary and bonus. See “Severance Arrangements and Restrictive Covenants” below for information about how these amounts are calculated.
(2)	Reflects the cost of providing the executive officer with continued health, dental, vision, prescription drug and mental health coverage as enrolled at the time of his termination for a period of thirty-six months for Mr. Manby, for a period of twenty-four months for Mr. Roddy and for a period of twelve months for Ms. Godreau, in each case, assuming 2017 rates. For Messrs. Swanson and Taylor, reflects a lump sum cash payment intended to be used to defray the employee’s post-termination health insurance expenses.
(3)

Upon a termination of employment without cause or due to death or disability within 12 months following a change in control, (i) our named executive officers’ unvested options and time-vesting shares of restricted stock granted under the 2015, 2016 and 2017 Long Term Incentive Plans immediately vest and (ii) the number of performance-vesting shares granted under the 2015, 2016 and 2017 Long Term Incentive Plans earned or eligible to vest based on target performance immediately vest. Upon a termination of employment due to death or “disability” other than within 12 months following a change in control, a pro rata portion of the next installment of unvested options and time-vesting shares immediately vests and a pro rata portion of the performance-vesting shares granted under the 2015, 2016 and 2017 Long Term Incentive Plans vest. See “Compensation Discussion and Analysis—2017 Long-Term Incentive Awards.”

The amounts reported in this column represent the value of unvested restricted stock based on the closing market price of our stock on December 29, 2017. The value of unvested stock options is calculated as the difference between the close price on December 29, 2017 and the stock option exercise price, unless the stock option exercise price is higher than the close price, in which case these stock options were not assigned a value.

In the event Mr. Manby’s employment is terminated by the Company without cause or by the executive for good reason or terminates due to death or disability, the Manby Sign-On Restricted Stock Grant will become fully vested. A pro rata portion of the next installment of the Manby Sign-On Option Grant will also vest. All of Mr. Manby’s unvested stock options were excluded from the calculation in this column as their exercise price was higher than the close price on December 29, 2017. In the event Mr. Roddy’s employment is terminated by the Company without cause or by the executive for good reason, the Roddy Sign-On Restricted Stock Grant will become fully vested.

(4)	For purposes of this table, Change in Control (double trigger) assumes that both a termination of employment without cause and a change in control occur on December 29, 2017.

Severance Arrangements and Restrictive Covenants

We have adopted the Severance Plan for the benefit of certain key employees. Each of the named executive officers was eligible for severance pay and benefits under the Severance Plan, however Messrs. Manby, Roddy and Ms. Godreau have or had, as applicable, separate severance provisions in their respective employment agreements or offer letter that govern the terms of their severance. All severance pay and benefits under the Severance Plan must be approved by the Chief Human Resources & Culture Officer and our Chairman of the Compensation Committee.

Messrs. Swanson and Taylor

Pursuant to the Severance Plan, if the employment of Messrs. Swanson or Taylor terminates as a result of (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation; (2) job elimination resulting from a sale or merger; or (3) lack of an available position following a return from a certified medical leave of absence or work related injury or illness, in each case subject to the approval of the Chief Human Resources & Culture Officer and the Chairman of our Compensation Committee, Messrs. Swanson or Taylor will be entitled to receive:

•	Severance pay equal to 18 months of his annual base salary payable in substantially equal, bi-monthly installments made in accordance with the Company’s standard payroll schedule;

•	the pro-rata portion (pro-rated through the date of termination) of the annual cash bonus he would have otherwise been entitled to receive based on actual performance had he remained employed through the payment date (not to exceed his annual target bonus amount); and

•	a lump sum cash payment equal to $20,000 intended to defray post-termination health insurance expenses.

In order to be eligible for the Severance Plan benefits, the key employee must sign and return a release and waiver of claims that will include but is not limited to (1) a one-year non-compete covenant; (2) a two-year non-solicitation covenant; (3) a non-disparagement covenant; (4) confidentiality clauses prohibiting the disclosure of confidential information and the existence of the separation agreement and release and waiver of claims; (5) an agreement to cooperate in any current or future legal matters relating to activities or matters occurring during such employee’s term of employment; and (6) the release of any and all claims that such employee may have against us.

No benefits are payable under the Severance Plan if (1) the eligible key employee fails or refuses to return the separation agreement and release and waiver of claims; (2) the eligible employee voluntarily terminates his or her employment for any reason; or (3) the eligible employee terminates as a result of (or grounds for termination existed at the time of termination by reason of the following) (i) misconduct; (ii) violation of Company rules, policies or practices; or (iii) poor performance; or (4) death, disability or failure to return after an approved leave of absence.

Mr. Manby

Pursuant to the Manby Employment Agreement, in the event of a termination of Mr. Manby’s employment by the Company without “cause” (as defined in the Manby Employment Agreement) or by him for “good reason” (as defined in the Manby Employment Agreement), subject to his execution of a general release of claims in favor of the Company, he would be entitled to receive: (x) a lump sum cash payment equal to three times the sum of his base salary and target annual bonus (but two times if such termination occurs after the initial three-year employment term), (y) full accelerated vesting of the one-time grant of 249,875 shares of restricted stock (the “Manby Sign-On Restricted Stock Grant”) and the one-time grant of 1,089,324 stock options (the “Manby Sign-On Option Grant”) he received in connection with the commencement of his employment pursuant to the Manby Employment Agreement and (z) subject to his election of COBRA continuation coverage, for a period of 36 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage (but 24 months if such termination occurs after the initial three-year employment term). If Mr. Manby’s employment was terminated as a result of his death or “disability” (as defined in the Manby Employment Agreement), he would have been entitled to receive (x) a pro-rated portion of the annual bonus in respect of the year in which his termination occurs, (y) a lump sum cash payment equal to two times the sum of his base salary and target annual bonus (reduced by the amount of any payments actually received by Mr. Manby under the Company’s short-term or long-term disability plans), (z) full accelerated vesting of the Manby Sign-On Restricted Stock Grant and pro-rated accelerated vesting of the Manby Sign-On Option Grant. If Mr. Manby’s employment was terminated by the Company without cause or by him for good reason during the 12-month period following a change in control (as defined in the Manby Employment Agreement), he would have been entitled to receive the same payments and benefits as those in the event of a termination by the Company without cause or by him for good reason during the initial three-year employment term.

In connection with his departure in February 2018, Mr. Manby was entitled to receive (x) the lump sum cash payment equal to three times the sum of his base salary and target annual bonus ($6,600,000), (y) full accelerated vesting of the Manby Sign-On Restricted Stock Grant and Manby Sign-On Option Grant ($1,966,524) and (z) for a period of 36 months following his termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage ($29,933).

Pursuant to the Manby Employment Agreement, Mr. Manby is subject to non-competition and non-solicitation covenants that applied during his employment and for a period of (i) 24 months following the termination of his employment by the Company without cause or by him for good reason (or 36 months if such termination occurs during the initial three-year employment term or during the 12-month period following a change in control) or (ii) 12 months following the termination of his employment for any other reason. Mr. Manby is also subject to an indefinite confidentiality covenant, and the Company and Mr. Manby are subject to indefinite mutual non-disparagement covenants.

Mr. Crage

In the event of a termination of Mr. Crage’s employment by the Company without “cause” (as defined in the Crage Employment Agreement) or by him for “good reason” (as defined in the Crage Employment Agreement), subject to Mr. Crage’s execution of a general release of claims in favor of the Company, he would have been entitled to receive: (i) a lump sum cash payment equal to two times the sum of his base salary and target annual bonus (but one times if such termination occurs after the initial three-year employment term), (ii) full accelerated vesting of the Crage Sign-On Restricted Stock Grant and Crage Sign-On Option Grant and (iii) subject to his election of COBRA continuation coverage, for a period of 24 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage (but 12 months if such termination occurs after the initial three-year employment term). If Mr. Crage’s employment was terminated as a result of his death or “disability” (as defined in the Crage Employment Agreement), he would have been entitled to receive full accelerated vesting of the Crage Sign-On Restricted Stock Grant and pro-rated accelerated vesting of the Crage Sign-On Option Grant. If Mr. Crage’s employment was terminated by the Company without cause or by him for good reason during the 12-month period following a “change in control” (as defined in the Crage Employment Agreement) following the initial three-year employment term, he would have been entitled to receive the same payments and benefits as those in the event of a termination by the Company without cause or by him for good reason during the initial three-year employment term.

Mr. Crage was not eligible to receive any of the benefits described above in connection with his resignation in August 2017.

Pursuant to the Crage Employment Agreement, Mr. Crage is subject to (i) non-competition covenants that applied during his employment and for a period of (a) 24 months following the termination of his employment by the Company without cause or by him for good reason during the initial three-year employment term or during the 12-month period following a change in control or (b) 12 months following the termination of his employment for any other reason and (ii) non-solicitation covenants for a period of 24 months following the termination of his employment with the Company for any reason. Mr. Crage is also subject to an indefinite confidentiality covenant, and the Company and Mr. Crage are subject to indefinite mutual non-disparagement covenants.

Mr. Roddy

In the event of a termination of Mr. Roddy’s employment by the Company without “cause” (as defined in the Roddy Employment Agreement) or by him for “good reason” (as defined in the Roddy Employment Agreement) during the term of the Roddy Employment Agreement, subject to Mr. Roddy’s execution of a general release of claims in favor of the Company, he would be entitled to receive: (i) a lump sum cash payment equal to two times the sum of his base salary and target annual bonus, (ii) full accelerated vesting of the Roddy Sign-On Restricted Stock Grant and (iii) subject to his election of COBRA continuation coverage, for a period of 24 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage. Mr. Roddy does not receive any additional payments or benefits in the event his employment is terminated as a result of his death or Disability (as defined in the Roddy Employment Agreement) or if his employment is terminated following a change in control.

Pursuant to the Roddy Employment Agreement, Mr. Roddy is subject to (i) non-competition covenants that apply during his employment and for a period of (a) 24 months following the termination of his employment by the Company without cause or by him for good reason during the initial three-year employment term or (b) 12 months following the termination of his employment for any other reason and (ii) non-solicitation covenants for a period of 24 months following the termination of his employment with the Company for any reason. Mr. Roddy is also subject to an indefinite confidentiality covenant, and the Company and Mr. Roddy are subject to indefinite mutual non-disparagement covenants.

Ms. Godreau

Pursuant to the Godreau Offer Letter, Ms. Godreau was eligible to participate in the Severance Plan, however, notwithstanding anything to the contrary set forth in the Plan, she may terminate her employment with Good Reason (as defined below) by providing the Company fifteen (15) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of her knowledge of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, her termination of employment will be effective upon the expiration of such cure period, and she will be entitled to the same payments and benefits as provided in the Severance Plan, subject to the same conditions on payment and benefits as described in the Severance Plan.

The Godreau Offer Letter further provides that, as a participant in the Severance Plan and, notwithstanding anything to the contrary in the Severance Plan, she would have been entitled to severance pay consisting of the following, less applicable taxes, deductions and withholdings:

•	12 months of her base salary (or 18 months of her base salary if termination of her employment occurs prior to the second anniversary of her Start Date);

•	a lump sum payment equal to the amount that she would be required to pay for premiums for 12 months of COBRA coverage; and

•	a lump sum payment equal to her actual pro-rated bonus (not to exceed her target bonus) for the year subject to approval by the Compensation Committee.

In order to be eligible for Severance Plan benefits, she must sign and return the Company’s standard Release and Waiver of Claims (as defined in the Severance Plan).

In connection with her departure in March 2018, and in accordance with her separation agreement, Ms. Godreau received severance payments equal to 18 months of her base salary ($600,000) plus a lump sum payment of $20,000 which was intended to be used to defray post-termination health insurance expenses.

Treatment of Long-Term Incentive and Equity Awards upon Termination or Change in Control

Stock options and time-vesting shares. Upon a termination of an executive’s employment by the Company without cause or a termination due to the executive’s death or disability, in each case within 12 months following a change in control, all unvested stock option and time-vesting share awards will immediately vest and become exercisable. In addition, upon a termination due to the executive’s death or disability, other than within 12 months following a change in control, a pro-rata portion of the next installment of such awards will immediately vest. If the executive’s employment terminates for any other reason other than as described above, all unvested stock options and time-vesting shares will be forfeited.

Performance-vesting shares. Upon a change in control during the performance period, the number of performance-vesting shares that are eligible to vest will generally be determined based on actual performance through that date (and, to the extent actual performance is unable to be calculated, at target performance) (the “Actual Performance Factor”) and such number of performance-vesting shares will vest at the end of the performance period subject only to the executive’s continued employment through such date. Upon (1) a termination of an executive’s employment by the Company without cause or termination due to the executive’s death or disability, in each case within 12 months following a change in control, the performance-vesting shares will vest based on the Actual Performance Factor; and (2) a termination due to the executive’s death or disability, other than within 12 months following a change in control, a pro-rata portion of the performance-vesting shares will immediately vest based on the Actual Performance Factor. If the executive’s employment terminates for any reason other than as described above, all unvested performance-vesting shares will be forfeited.

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to determine and disclose the pay ratio of our Chief Executive Officer to that of our median employee. As set forth below, our Chief Executive Officer to median employee pay ratio is 740 to 1.

•	the median employee had 2017 annual total compensation of $11,048; and

•	the annual total compensation of our Chief Executive Officer, as reported in the 2017 Summary Compensation Table above, was $8,174,312.

We identified the median employee by ranking the 2017 total taxable wages for all of our employees, excluding our CEO, who were employed by us on November 27, 2017. We included all US and non-US employees, whether employed on a full-time, part-time, or seasonal basis. 2017 total taxable wages, which information we obtained from our internal payroll records, included 2017 base salary paid to date, actual annual bonus paid in 2017 for 2016 performance (if any) and the fair value of all equity awards granted during 2017 consistent with ASC Topic 718. For our permanent full-time and part-time employees, base wages were annualized for those employees who joined the Company in 2017. No normalization adjustments were made for our seasonal part-time employees. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base.

After identifying the median employee based on 2017 total taxable wages as of November 27, 2017, we calculated annual total compensation for such employee for the full 2017 fiscal year using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table above in this Proxy Statement. We believe the pay ratio disclosed herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

On a 2017 “realized” compensation basis (sum of base salary paid in 2017, annual bonus paid in 2017 and stock vested and/or stock options exercised in 2017), our CEO to median employee pay ratio is 224:1.

Director Compensation for Fiscal 2017

The following table summarizes all compensation for our non-employee directors for fiscal year 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David F. D’ Alessandro(2)	165,500	945,819	1,111,319
Ronald Bension(3)	106,685	119,985	226,670
William Gray(4)	101,128	119,985	221,113
Yoshikazu Maruyama(5)	63,578	119,987	183,565
Judith A. McHale(6)	56,984	119,985	176,969
Thomas Moloney(7)	119,017	119,985	239,002
Donald C. Robinson(8)	132,988	119,985	252,973
Scott Ross(9)	10,843	119,990	130,833
Ellen O. Tauscher(10)	75,742	119,985	195,727
Deborah M. Thomas(11)	107,908	119,985	227,893
Yongli Wang(12)	32,802	119,987	152,789

(1)	Amounts included in this column reflect the aggregate grant date fair value of restricted stock awards granted during fiscal year 2017, calculated in accordance with Topic 718, utilizing the closing price on the date of grant. The aggregate number of unvested restricted stock owned by our non-employee directors at December 31, 2017 was as follows: Mr. Bension, 10,884 shares of unvested restricted stock; Mr. Gray, 8,946 shares of unvested restricted stock; Mr. Maruyama, 8,771 shares of unvested restricted stock; Mr. Moloney, 9,453 shares of unvested restricted stock; Mr. Robinson, 12,108 shares of unvested restricted stock; Mr. Ross, 10,723 shares of unvested restricted stock; Ms. Thomas, 9,779 shares of unvested restricted stock; and Mr. Wang, 8,771 shares of unvested restricted stock.
(2)

Mr. D’Alessandro served on our Board of Directors through his resignation, which was effective October 9, 2017. In addition to a pro-rated annual retainer of $155,000, Mr. D’Alessandro also received a pro-rated fee of $10,500 for service as Chairperson of the Compensation Committee for portions of fiscal year 2017. Amounts shown for stock awards includes the modification fair value of $825,834 related to the modification of the 2.75x Performance Restricted shares. See “Compensation Discussion and Analysis—2017 Compensation Design and Decisions—Other Performance-Vesting Restricted Stock.”
(3)	In addition to an annual retainer of $60,000, Mr. Bension also received (a) a fee of $15,000 for his service as a member of the Audit Committee; (b) a pro-rated fee of $3,016 for his service as a member of the Nominating and Corporate Governance Committee for portions of fiscal year 2017; (c) a fee of $10,000 for his service as a member of the Revenue Committee; (d) a fee of $3,668 for his service on a special committee; and (e) a retainer fee of $15,000 for his service on a special committee.
(4)	In addition to an annual retainer of $60,000, Mr. Gray also received (a) a fee of $10,000 for his service as a member of the Compensation Committee; (b) a fee of $10,000 for his service as a member of the Nominating and Corporate Governance Committee; (c) a pro-rated fee of $7,745 for his service as a member of the Regulatory and Governmental Affairs Committee for portions of fiscal year 2017; (d) a pro-rated fee of $3,383 for his service as Chairperson of the Regulatory and Governmental Affairs Committee for portions of fiscal year 2017; and (e) a fee of $10,000 for his services as a member of the Revenue Committee.
(5)	Mr. Maryuama was appointed to the Board of Directors on June 14, 2017. The amount reported for him in the “Fees Earned or Paid in Cash” column reflects (a) $19,107 related to the pro-rated portion of his annual retainer; (b) $41,088 related to the pro-rated portion of his annual retainer as Chairperson of the Board beginning in the fourth quarter of fiscal year 2017; and (c) a pro-rated fee of $3,833 for his service on the Revenue Committee for portions of fiscal year 2017.
(6)	Ms. McHale served on our Board of Directors through her resignation, which was effective October 9, 2017. In addition to a pro-rated annual retainer of $46,467, Ms. McHale received a pro-rated fee of $10,517 for service as Chairperson of the Nominating and Corporate Governance Committee for portions of fiscal year 2017.
(7)	In addition to an annual retainer of $60,000, Mr. Moloney received (a) a fee of $15,000 for his service as a member of the Audit Committee; (b) a pro-rated fee of $4,524 for his service as Chairperson of the Compensation Committee for portions of fiscal year 2017; (c) a fee of $10,000 for his services as a member of the Regulatory and Governmental Affairs Committee; (d) a fee of $14,493 for his service on special committees; and (e) a retainer fee of $15,000 for his service on a special committee.
(8)	In addition to an annual retainer of $60,000, Mr. Robinson received (a) a pro-rated fee of $5,712 for his service as independent Lead Director for portions of fiscal year 2017; (b) a pro-rated fee of $4,542 for his service as Chairperson of the Nominating and Corporate Governance Committee for portions of fiscal year 2017 ; (c) a pro-rated fee of $10,500 for his service as a member of the Audit Committee for portions of fiscal year 2017; (d) a fee of $10,000 for his service as a member of the Revenue Committee; (e) a fee of $2,234 for his service on a special committee; (f) a fee of $15,000 for retention on a special committee; and (g) a fee of $25,000 for extraordinary Board service.
(9)	Mr. Ross was appointed to the Board of Directors on November 5, 2017. The amount reported for him in the “Fees Earned or Paid in Cash” column reflects $9,294 related to the pro-rated portion of his annual retainer and a pro-rated fee of $1,549 for his service as a member of the Revenue Committee.
(10)	Ms. Tauscher served on our Board of Directors through her resignation, which was effective October 9, 2017. In addition to a pro-rated an annual retainer of $46,468, Ms. Tauscher also received (a) a pro-rated fee of $7,011 for her service as a member of the Compensation Committee for portions of fiscal 2017; (b) a pro-rated fee of $7,011 for her service as a member of the Nominating and Corporate Governance Committee for portions of fiscal 2017; (c) a pro-rated fee of $10,517 for her service as Chairperson of the Regulatory and Governmental Affairs Committee for portions of fiscal year 2017; and (d) a fee of $4,735 for her service on a special committee.
(11)	In addition to an annual retainer of $60,000, Ms. Thomas received (a) $20,000 in fees for service as Chairperson of the Audit Committee for fiscal year 2017; (b) a pro-rated fee of $3,016 for her service as a member of the Compensation Committee for portions of fiscal year 2017; (c) a fee of $4,892 for her service on a special committee; and (d) a $20,000 fee for retention as Chairperson for a special committee.
(12)	Mr. Wang was appointed to the Board of Directors on June 14, 2017. The amount reported for him in the “Fees Earned or Paid in Cash” column reflects $32,802 related to the pro-rated portion of his annual retainer.

Outside Director Compensation Policy

In 2017, the Compensation Committee engaged the services of Haigh, an independent compensation consulting firm, to advise the Compensation Committee regarding the amount and types of compensation that we provide to our non-employee directors and how our compensation practices compared to the compensation practices of other companies. Based on the review of the competitive market compensation data and recommendations of Haigh, the Compensation Committee recommended that our Board of Directors amend our Third Amended and Restated Outside Director Compensation Policy to set total annual cash and equity compensation for our non-employee directors, at a level that is at the median of the Compensation Peer Group. For more information regarding the Compensation Committee’s consultant, see “—Role of the Compensation Committee, Management and Consultant” above.

On April 12, 2017, based on the recommendation of the Compensation Committee, our Board of Directors amended our Third Amended and Restated Outside Director Compensation Policy to provide that (i) each non-employee director serving as the chairperson of any Special/Ad Hoc Committee receives an annual cash retainer of $20,000, (ii) each non-employee director serving as a non-chairperson member of any Special/Ad Hoc Committee receives an annual cash retainer of $15,000, (iii) each non-employee director serving as a non-chairperson member of the Board’s Revenue Committee receives an annual cash retainer of $10,000, which will be paid retroactive to service provided since January 1, 2017, and (iv) the Board may provide additional compensation to non-employee directors from time to time for Extraordinary Board Service (as defined therein).

On October 11, 2017, based on the recommendation of the Compensation Committee, our Board of Directors amended our Fourth Amended and Restated Outside Director Compensation Policy to provide that (i) the annual cash retainer for the non-employee director serving as the chairperson of the Board was reduced from $200,000 to $180,000, (ii) the non-employee director serving as the chairperson of the Board’s Revenue Committee receives an annual cash retainer of $15,000, (iii) non-employee directors are reimbursed for all reasonable and documented registration, travel and lodging expenses associated with attendance at director continuing education programs, subject to approval by the Nominating and Corporate Governance Committee and (iv) non-employee directors and family members receive complimentary access to the Company theme parks in accordance with the Company’s then current policies.

Cash Compensation

Under the Outside Director Compensation Policy, each non-employee director received annual cash retainers for service in 2017 in the following positions:

Position	Annual Cash Retainer
Chairperson of the Board of Directors	$180,000	*
Member of the Board of Directors other than the Chairperson of the Board of Directors	$60,000
Lead Director	$25,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Nominating and Corporate Governance Committee Chairperson	$15,000
Regulatory and Governmental Affairs Committee Chairperson	$15,000
Revenue Committee Chairperson	$15,000
Special/Ad Hoc Committee Chairperson	$20,000
Audit Committee Member	$15,000
Compensation Committee Member	$10,000
Nominating and Corporate Governance Committee Member	$10,000
Regulatory and Governmental Affairs Committee Member	$10,000
Revenue Committee Member	$10,000
Special/Ad Hoc Committee Member	$15,000

*	On October 11, 2017, the annual cash retainer for the non-employee director serving as the chairperson of the Board was reduced from $200,000 to $180,000.

Equity Compensation

In 2017, non-employee directors were eligible to receive all types of equity awards (except incentive stock options) under our 2017 Omnibus Incentive Plan including discretionary awards not covered under the Outside Director Compensation Policy. The Outside Director Compensation Policy provided in 2017 that upon election or appointment of a non-employee director to our Board of Directors, such non-employee director would be granted an initial award of restricted stock under the 2017 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2017 Omnibus Incentive Plan) equal to $120,000. The Outside Director Compensation Policy also provided in 2017 that on the date of each annual meeting of stockholders, each non-employee director, would be granted an annual award of restricted stock under the 2017 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2017 Omnibus Incentive Plan) equal to $120,000. For each initial award and annual award granted prior to June 15, 2016, the awards will vest in three equal installments, with one-third vesting on each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continued service on the Board through each such vesting date.

In accordance with our Fourth Amended and Restated Outside Director Compensation Policy, each annual equity award granted to our non-employee directors on or after the June 15, 2016 Annual Meeting will vest 100% on the day before the next Annual Meeting of Stockholders of the Company occurring after the date of grant, subject to the non-employee director’s continued service through such date.

Notwithstanding the vesting schedule described above, the vesting of all equity awards granted to a non-employee director in 2017 will vest in full upon a “change in control” (as defined in the 2017 Omnibus Incentive Plan).

In addition, in 2017 Mr. D’Alessandro had 2.75x Performance Restricted shares under our previous incentive plan which was implemented at the time of the Company’s initial public offering in 2013, 60% of which the Board determined to partially vest upon the closing of the Sale in return for his agreeing to forfeit the remaining 40%. See “Compensation Discussion and Analysis—2017 Compensation Design and Decisions—Other Performance-Vesting Restricted Stock.” The modification fair value in connection with such modification is included in the “Stock Award” column of the Director Compensation Table for Fiscal 2017 above.

Director Compensation in 2018

On April 11, 2018, based on the recommendation of the Compensation Committee, our Board of Directors amended our Fifth Amended and Restated Outside Director Compensation Policy to provide that equity awards to non-employee directors will take the form of deferred stock units (“DSUs”) rather than restricted stock. Each DSU awarded to non-employee directors will represent the right to receive one share of our common stock in the future. The DSUs will be paid out beginning one year after the non-employee director leaves the Board, or, if earlier, upon the death of the director. Our Board of Directors did not make any other changes to the amount and types of compensation that will be provided to our non-employee directors for service in 2018 under the Outside Director Compensation Policy.

Stock Ownership Guidelines

In order to align directors and stockholder interests, the Company adopted stock ownership guidelines for our directors in 2014. In March 2015, the Company modified its stock ownership guidelines to provide that each director is required to hold shares of common stock with a value at least equal to five (5) times the director’s annual cash retainer. If a director is not in compliance with the stock ownership guidelines, the director is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met. This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of April 17, 2018 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of April 17, 2018, there were 88,548,991 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
ZHG(1)	19,452,063	22.0%
Hill Path(2)	13,581,406	15.3%
Barrow, Hanley, Mewhinney & Strauss, LLC(3)	7,117,104	8.0%
The Vanguard Group(4)	4,658,335	5.3%
Vanguard Whitehall Funds – Vanguard Selected Value Fund(5)	4,467,400	5.0%
Walleye Trading, LLC(6)	6,233,824	7.0%
Directors and Named Executive Officers:
Joel K. Manby(7)	1,321,512	1.5%
Peter J. Crage(8)	2,523	*
Marc G. Swanson(7)	152,420	*
Jack Roddy(7)	202,107	*
Denise Godreau	5,756	*
G. Anthony (Tony) Taylor(7)	289,570	*
Ronald Bension	12,812	*
William Gray	28,072	*
Yoshikazu Maruyama	8,771	*
Thomas E. Moloney(9)	27,920	*
Donald C. Robinson	14,648	*
Scott Ross	10,723	*
Deborah M. Thomas	30,609	*
Yongli Wang	8,771	*
All current directors and executive officers as a group (14 persons)(10)	1,094,170	1.2%

*	Less than 1%.
(1)

Based on a Schedule 13D filed with the SEC on May 18, 2017, reporting shared voting power and shared investment power over 19,452,063 shares of our common stock held by Sun Wise (UK) Co., Ltd (“ZHG”); Sun Wise Oriented (HK) Co., Limited (“SWHK”); Tianjin Sun Wise Oriented Assets Management Limited

(“Tianjin”); Zhonghong Zhuoye Group Co., Ltd (“ZHG Group”) and Wang Yonghong. Wang Yonghong is the sole shareholder of ZHG Group. ZHG Group directly and indirectly owns 100% of the shares of Tianjin. Tianjin is the sole shareholder of SWHK. SWHK is the sole shareholder of ordinary shares in ZHG.

The address of each of Wang Yonghong and each of the other entities listed in this footnote is c/o Zhonghong Zhuoye Group Co. Ltd, Building No. 8, Eastern International, No. 1, Ciyunsi, Chaoyang District, Beijing, China 100025.

Mr. Maruyama and Mr. Wang are affiliated with ZHG Group, but disclaim beneficial ownership of the shares beneficially owned by ZHG Group.

(2)	Based on a Schedule 13D filed with the SEC on November 7, 2017, reporting shares of our common stock held by Hill Path Capital LP (“Hill Path”) and certain affiliated entities as follows: 5,485,320 shares of our common stock held by Hill Path Capital Partners LP (“Hill Path Capital”); 166,046 shares of our common stock held by Hill Path Capital Co-Investment Partners LP (“Hill Path Co-Investment”); 1,334,162 shares of our common stock held by Hill Path Capital Partners-H LP (“Hill Path H”); 6,109,962 shares of our common stock held by Hill Path Capital Partners Co-Investment E LP (“Hill Path E”); 402,016 shares of our common stock held by Hill Path Capital Partners Co-Investment E2 LP (“Hill Path E2”); and 83,900 shares of our common stock held by Hill Path Capital Partners Co-Investment S LP (“Hill Path S”). Hill Path Capital Partners GP LLC (“Hill Path GP”) is the general partner of each of Hill Path Capital, Hill Path Co-Investment and Hill Path H. Hill Path Capital Partners E GP LLC (“Hill Path E GP”) is the general partner of each of Hill Path E and Hill Path E2. Hill Path Capital Partners S GP LLC (“Hill Path S GP”) is the general partner of Hill Path S. Hill Path Investment Holdings LLC (“Hill Path Investment Holdings”) is the managing member of each of Hill Path GP, Hill Path E GP and Hill Path S GP. Hill Path is the investment manager of each of Hill Path Capital, Hill Path Co-Investment, Hill Path H, Hill Path E, Hill Path E2 and Hill Path S. Hill Path Holdings LLC (“Hill Path Holdings”) is the general partner of Hill Path. Scott I. Ross is the managing partner of each of Hill Path Investment Holdings, Hill Path and Hill Path Holdings.

Amount reported in the table above excludes 10,723 shares of unvested restricted stock held directly by Mr. Ross as of the close of business on November 6, 2017 awarded to Mr. Ross in connection with his appointment to the Board.

Mr. Ross disclaims beneficial ownership of the shares beneficially owned by the Hill Path entities except to the extent of his pecuniary interest therein.

The address of the Hill Path entities and Mr. Ross is 150 East 58th Street, 32nd Floor, New York, New York 10155.

(3)	Information regarding Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”) is based solely on a Schedule 13G filed by Barrow with the SEC on February 12, 2018. Barrow reported sole voting power with respect to 1,912,373 shares, shared voting power with respect to 5,204,731 shares and sole investment power with respect to 7,117,104 shares. The address of Barrow is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.
(4)	Information regarding The Vanguard Group (“Vanguard Group”) is based solely on a Schedule 13G filed by Vanguard Group with the SEC on February 7, 2018. Vanguard Group reported sole voting power with respect to 134,776 shares, shared voting power with respect to 9,615 shares, sole investment power with respect to 4,520,229 shares and shared investment power with respect to 138,106 shares. The address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	Information regarding Vanguard Whitehall Funds—Vanguard Selected Value Fund (“Vanguard”) is based solely on a Schedule 13G filed by Vanguard with the SEC on February 1, 2018. Vanguard reported sole voting power with respect to 4,467,400 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)	Information regarding Walleye Trading, LLC (“Walleye”) is based solely on a Schedule 13G filed by Walleye with the SEC on February 5, 2018. Walleye reported sole voting power and sole investment power with respect to 6,233,824 shares. The address of Walleye is 2800 Niagara Lane N., Plymouth, Minnesota 55447.
(7)	Includes shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after April 17, 2018, as follows: Mr. Manby, 1,178,212; Mr. Swanson, 29,398; Mr. Roddy, 7,530; and Mr. Taylor, 73,406.
(8)	Consists of 2,522.675 shares of common stock held jointly by Mr. Crage and his spouse.
(9)	Consists of (i) 6,000 shares of common stock held jointly by Mr. Moloney and his spouse and (ii) 21,920 shares of common stock held individually by Mr. Moloney.
(10)	Represents ownership by all current directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors, Blackstone, Hill Path and ZHG complied with all Section  16(a) filing requirements during 2017.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). In connection with our initial public offering, our Board of Directors adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under this policy:

•	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Board of Directors or recommended by the compensation committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities

Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code of Business Conduct and Ethics.

Stockholders’ Agreements

Blackstone Stockholders Agreement

In connection with our initial public offering, we entered into a stockholders agreement with the limited partnerships owned by affiliates of Blackstone and other certain co-investors (the “Partnerships”). This agreement granted the Partnerships the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors as long as the Partnerships and their affiliates beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 20% but less 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that the Partnerships are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number (e.g., one and one quarter directors shall equate to two directors) and the calculation would be made on a pro forma basis after taking into account any increase in the size of our Board of Directors.

In addition, in the event a vacancy on the Board of Directors is caused by the death, retirement or resignation of a Partnership’s director-designee, the Partnerships shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new Partnership’s director-designee.

The Blackstone Stockholders Agreement terminated in accordance with its terms upon the closing of the Sale described above under “Proposal 1—Election of Directors.”

ZHG Stockholders Agreement

In connection with the Sale, the Company entered into a stockholders agreement with ZHG (and with ZHG Group for purposes of the standstill provision only) (the “ZHG Stockholders Agreement”).

Under the ZHG Stockholders Agreement, for so long as ZHG owns at least 20% of the Company’s outstanding common stock, it will have the right to designate two directors to the Company’s Board. After the resignation or other removal of either of the Initial ZHG designees, unless otherwise determined by the Board, at least one of the two ZHG director designees will be required to (i) meet the independence standards of the New York Stock Exchange with respect to the Company and (ii) not have been, for three (3) years prior to appointment, an employee, director or officer of, or consultant to, ZHG or any of its affiliates. Each of ZHG’s director designees must be reasonably satisfactory to the Nominating and Corporate Governance Committee of the Company’s Board of Directors. ZHG’s right to designate directors decreases to one director if ZHG’s ownership falls below 20% of the Company’s common stock and such right terminates if ZHG’s ownership falls below 10% of the Company’s common stock, in each case subject to certain exceptions. Each ZHG designee that meets the independence standards of the New York Stock Exchange will be entitled to serve on at least one standing committee of the Company’s Board of Directors, as determined by the Nominating and Corporate Governance Committee of the Company’s Board of Directors. Currently, Mr. Maruyama and Mr. Wang nominated by ZHG serve on our Board of Directors.

The ZHG Stockholders Agreement generally requires ZHG to vote all of its shares in excess of 15% of the total outstanding shares of the Company in the same proportion as the shares owned by other stockholders are voted on all matters, except as follows: (i) in elections of directors, ZHG is required to vote all of its shares up to 15% of the total outstanding shares of the Company in favor of each of the nominees of the Company’s Board of Directors and may vote its shares in excess of 15% of the total outstanding shares of the Company either affirmatively in favor of the nominees of the Company’s Board of Directors or in the same proportion as the shares owned by other stockholders are voted; (ii) for two years after May 8, 2017, the closing of the Sale, in third party acquisitions of the Company where the consideration is less than or equal to $23.00 per share, ZHG may vote all of its shares as it chooses; and (iii) in the case of any charter or bylaw amendment which adversely affects ZHG disproportionally as compared to other stockholders, an issuance of more than 20% of the Company’s outstanding shares (other than in connection with an acquisition) at a below-market price, or an acquisition of the Company by ZHG, ZHG may vote all of its shares as it chooses. In a third party tender offer approved by the Board of Directors (except for two years after May 8, 2017, in a third party tender offer where the consideration is less than or equal to $23.00 per share), ZHG will be required to tender its shares in excess of 15% of the total outstanding shares of the Company in the same proportion as shares held by non-ZHG holders are tendered.

Under the ZHG Stockholders Agreement, ZHG is generally not permitted to transfer shares of the Company’s common stock for two years after May 8, 2017 without the approval of the Company’s Board of Directors, with limited exceptions. After the expiration of the two-year period following May 8, 2017, ZHG is restricted from selling its shares of the Company’s common stock to certain competitors of the Company and to significant stockholders. The ZHG Stockholders Agreement also includes a customary standstill provision.

The ZHG Stockholders Agreement will terminate when ZHG and its affiliates, in the aggregate, hold less than 5% of the Company’s common stock.

Hill Path Agreements

On November 5, 2017, the Company and Hill Path Capital LP (“Hill Path”) entered into a Cooperation Agreement (the “Cooperation Agreement”) and certain related agreements. Pursuant to the Cooperation Agreement, on November 5, 2017, the Board appointed a designee from Hill Path, Scott I. Ross (the “Designee”), to the Board and the recently created Revenue Committee, immediately following the execution of the Cooperation Agreement. Under the terms of the Cooperation Agreement, the Company paid Hill Path $500,000 during the fourth quarter of 2017 to reimburse for fees and expenses incurred in connection with the negotiation and execution of the Cooperation Agreement.

On November 5, 2017, the Company also entered into an Undertaking Agreement (the “Undertaking Agreement”) which permits the Designee to provide information to certain personnel of Hill Path and certain of

Hill Path’s advisors as described therein. The undertakings of Hill Path and the Designee pursuant to the Undertaking Agreement are effective for 12 months following the date on which there is no director serving on the Board who is designated by Hill Path. The Company also entered into a side letter with Hill Path that provides if it obtains any requisite Board approval or the consent of ZHG, the Company will execute and deliver to Hill Path a form of registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will provide that following the date that is one day after the expiration of the Company’s advance notice period for the nomination of directors at the 2018 Annual Meeting and provided that Hill Path has not submitted any nominations for the election of directors in accordance with the Company’s advance notice period as set forth in the Company’s Second Amended and Restated Bylaws, the Hill Path entities will have limited shelf registration rights with respect to their common stock (including certain demand underwritten offering rights and piggyback registration rights). The Registration Rights Agreement also will require the Company to pay certain expenses relating to such registration and indemnify the Hill Path entities against certain liabilities under the Securities Act of 1933, as amended.

Limited Partnership Agreements and Equityholders’ Agreement

On December 1, 2009, investment funds affiliated with Blackstone and certain co-investors, through the Company and its wholly-owned subsidiary, SeaWorld Parks & Entertainment, Inc., acquired 100% of the equity interests of Sea World LLC (f/k/a SeaWorld, Inc.) and SeaWorld Parks & Entertainment LLC (f/k/a Busch Entertainment Corporation) from certain subsidiaries of Anheuser-Busch Companies, Inc. We refer to this acquisition and related financing transactions as the “2009 Transactions.” As a result of the 2009 Transactions, Blackstone and the other co-investors own, through the Partnerships, common stock of the Company.

Investment funds affiliated with Blackstone and other co-investors hold Class A Units and Class B Units of the Partnerships. In addition, Anheuser-Busch, Incorporated (“ABI”) holds Class C Units in the Partnerships, which entitle ABI to receive, subject to certain conditions, a specified portion of distributions from the Partnerships.

Pursuant to the limited partnership agreements of each of the Partnerships (referred to herein as the “Partnership Agreements”), Blackstone, through its affiliate SW Cayman Limited, the general partner of the Partnerships, has the right to determine when dispositions of shares of our common stock held by the Partnerships will be made and, subject to certain exceptions, when distributions will be made to the limited partners of the Partnerships and the amount of any such distributions. If SW Cayman Limited authorizes a distribution, such distribution will be made to the partners of the Partnerships (1) in the case of a tax distribution (as described below), to the holders of limited partnerships units in proportion to the amount of taxable income of the Partnerships allocated to such holders and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective partnership interests, subject to vesting requirements of certain Employee Units held by members of our management. ABI holds Class C Units in the Partnerships, which entitle ABI to receive, subject to certain conditions, a specified portion of distributions from the Partnerships. ABI has consent rights with respect to certain amendments to the Partnership Agreements.

The Partnership Agreements provide that SW Cayman Limited, as the general partner, will be entitled in its sole discretion and without the approval of the other partners to perform or cause to be performed all management and operational functions relating to the Partnerships and shall have the sole power to bind the Partnerships. The limited partners may not participate in the management or control of the Partnerships.

The Partnership Agreements provide that, subject to certain exceptions, the general partner will not withdraw from the Partnerships or resign as a general partner. The general partner is not permitted to transfer its general partnership interests except to an affiliate of the general partner. The Partnership Agreements also provide that, subject to certain exceptions, the limited partners will not transfer their limited partnership interests. Under the terms of the Partnership Agreements, an affiliate of Blackstone determines any voting and disposition decisions with respect to the shares of our common stock held by the Partnerships. In certain circumstances,

Blackstone and certain other members of the Investor Group are permitted to surrender their interests in the Partnerships to the Partnerships and receive shares our common stock held by the Partnerships. The Partnership Agreements contain a covenant limiting the Partnerships’ ability to enter into transactions with their affiliates.

The Partnership Agreements provide that each of the Partnerships will be dissolved upon the earliest of (i) the determination of the general partner to dissolve the Partnerships, (ii) such date when there are no limited partners, (iii) at such times as all of the assets of the Partnership have been converted into cash and cash equivalents, (iv) the entry of a decree of judicial dissolution of the Partnership or (v) the dissolution, resignation, expulsion or bankruptcy of the general partner.

In connection with the 2009 Transactions, we entered into an equityholders’ agreement with the Partnerships and certain equity holders of the Partnerships. Pursuant to the agreement, in the event that we propose to redeem or repurchase any of our equity interests held by the Partnerships, we are required to offer each Partnership the right to participate in such redemption or repurchase on a pro rata basis.

Registration Rights Agreements

Blackstone Registration Rights Agreement

In connection with the 2009 Transactions, we entered into a registration rights agreement with the Partnerships and certain equity holders of the Partnerships (the “Blackstone Registration Rights Agreement”). Subject to certain conditions, this agreement provides to the Partnerships an unlimited number of “demand” registrations and customary “piggyback” registration rights. The Blackstone Registration Rights Agreement also provided that we would pay certain expenses of the Partnerships and certain of its equity holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

The Blackstone Registration Rights Agreement terminated in accordance with its terms upon the closing of the Sale; however, certain rights, including rights of indemnification, survived such termination in accordance with the terms of the Blackstone Registration Rights Agreement.

ZHG Registration Rights Agreement

In connection with the Sale, the Company also entered into a registration rights agreement (the “ZHG Registration Rights Agreement”) with ZHG. The ZHG Registration Rights Agreement provides that, subject to the transfer restrictions set forth is the ZHG Stockholders Agreement, ZHG will have customary “demand” and “piggyback” registration rights. The ZHG Registration Rights Agreement also provides that we will pay certain expenses of ZHG relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Concept Development and Design Agreements

In connection with the Sale, Sea Holdings I, LLC, a wholly-owned subsidiary of the Company, and Zhonghong Holding Co., Ltd. (“Zhonghong Holding”), an affiliate of ZHG Group, entered into a Park Exclusivity and Concept Design Agreement (the “ECDA”) and a Center Concept and Preliminary Design Agreement (the “CDSA”). Under the terms of the ECDA, the Company will work with Zhonghong Holding and a top theme park design company, the Hettema Group, to create and produce the concept designs and development analysis for theme parks, water parks and interactive parks in China. Under the terms of the CDSA, the Company will provide guidance, input, and expertise relating to the initial strategic planning, concept and preliminary design of Zhonghong Holding’s family entertainment and other similar centers. In exchange for providing services under the ECDA and the CDSA, the Company received fees of approximately $3.9 million in 2017 and expects to receive approximately $4.5 million in 2018 and $4.0 million in 2019 as well as a travel stipend of $200,000 per year.

Debt and Interest Payments

As of December 31, 2016, approximately $25.0 million aggregate principal amount of the Term B-2 Loans under the Senior Secured Credit Facilities were owned by affiliates of Blackstone. We make voluntary principal repayments as well as periodic principal and interest payments on such debt in accordance with its terms.

On March 31, 2017 we entered into a refinancing amendment to our Senior Secured Credit Facilities through which we borrowed $998.3 million in Term B-5 Loans and used the funds primarily to repay the $244.7 million outstanding principal on Term B-3 loans in full and partially repay $753.6 million on the Term B-2 Loans. In connection with the refinancing transaction, as of March 31, 2017, approximately $8.8 million aggregate principal amount of the remaining Term B-2 Loans under the Senior Secured Credit Facilities were owned by affiliates of Blackstone. In addition, during the first quarter of 2017, we made an excess cash flow payment (“ECF”) on the Term B-2 Loans and Term B-3 Loans in accordance with such debt’s terms. A portion of the ECF was applied as a mandatory principal repayment on March 30, 2017, immediately prior to the refinancing transaction and the remainder was applied in the second quarter of 2017 as a voluntary principal repayment.

Repurchase of Securities

As market conditions warrant, we and our affiliates and/or our stockholders may from time to time, depending upon market conditions, seek to repurchase our debt securities or loans in privately negotiated or open market transactions, by tender offer or otherwise.

Equity Healthcare Program Agreement

Effective as of January 1, 2012, we entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of Blackstone, pursuant to which Equity Healthcare provides to us certain negotiating, monitoring and other services in connection with our health benefit plans. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s services, we paid Equity Healthcare a fee of $3.00 per participating employee per month for plans beginning on or after January 1, 2016. As of December 31, 2017, we had approximately 3,500 employees enrolled in Equity Healthcare health benefit plans.

Core Trust Purchasing Group Participation Agreement

Effective May 1, 2010, we entered into a five year participation agreement, with automatic one year renewals, with Core Trust Purchasing Group (“CPG”), which designates CPG as our exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, we must purchase 80% of the requirements of our participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract.

We do not pay any fees to participate in this group arrangement, and we can terminate participation in any category of products and services at any time prior to the expiration of the agreement without penalty with a reasonable business justification, including if pricing under the agreement becomes uncompetitive or uneconomical, customer service is not satisfactory or participation negatively impacts our corporate governance or compliance policies.

In connection with purchases by its participants (including us), CPG receives a commission from the vendors in respect of such purchases. Additionally, Blackstone has entered into a separate agreement with CPG whereby Blackstone receives a portion of the gross fees vendors pay to CPG based on the volume of purchases made by us. CPG is not a Blackstone affiliate and Blackstone is not a party to our participation agreement with CPG. A portion of the fees CPG remits to Blackstone is intended to reimburse Blackstone for a portion of the costs it incurs in connection with facilitating our participation in CPG and monitoring the services CPG provides to us. Our purchases through CPG were approximately $24.3 million for the fiscal year ended December 31, 2017.

Other

From time to time, we do business with a number of other companies affiliated with Blackstone. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arms-length basis.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2019 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2019 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 26, 2018. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2019, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2019, such a proposal must be received on or after February 13, 2019, but not later than March 15, 2019. In the event that the date of the Annual Meeting of Stockholders to be held in 2019 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2019 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2019 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2019 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting G. Anthony (Tony) Taylor, 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819, (407) 226-5011.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.seaworldentertainment.com) and click on “SEC Filings” under the “Investor Relations” heading.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

SeaWorld Entertainment, Inc.

9205 South Park Center Loop, Suite 400,

Orlando, Florida 32819

SEAWORLD ENTERTAINMENT, INC. 9205 SOUTH PARK CENTER LOOP SUITE 400 ORLANDO, FL 32819

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to seaworld.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E47484-P09260	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEAWORLD ENTERTAINMENT, INC.
The Board of Directors recommends you vote “FOR” the following proposals:

1.	To elect the five director nominees.	For	Against	Abstain
Nominees:
	1a. Ronald Bension	☐	☐	☐
	1b. William Gray	☐	☐	☐
	1c. Thomas E. Moloney	☐	☐	☐
	1d. Yoshikazu Maruyama	☐	☐	☐
	1e. Scott I. Ross	☐	☐	☐
						For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.					☐	☐	☐
3.	Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.					☐	☐	☐
Note: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be Held on Wednesday, June 13, 2018:

The Proxy Statement and 2017 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2017, are available at www.proxyvote.com.

E47485-P09260

SEAWORLD ENTERTAINMENT, INC.

Annual Meeting of Stockholders

June 13, 2018 11:00 AM, EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John T. Reilly, Marc G. Swanson and G. Anthony (Tony) Taylor, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SEAWORLD ENTERTAINMENT, INC. held of record by the stockholder(s) at the close of business on April 17, 2018 that the stockholder(s) is/are entitled to vote if personally present on all other matters properly coming before the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 13, 2018, at seaworld.onlineshareholdermeeting.com, and any adjournment or postponement thereof. The stockholder(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The stockholder(s) hereby revoke(s) all proxies heretofore given by the stockholder(s) to vote at the Annual Meeting and any adjournment or postponements thereof.

If you just sign and submit your proxy card without voting instructions, these shares will be voted “FOR” each director nominee listed herein, and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

This proxy, when properly executed, will be voted in the manner directed herein. If the proxy is signed and no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side